As filed with the Commission on August 10, 2000             File No. 333-41690

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          Pre-Effective Amendment No. 1
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              DBS INDUSTRIES, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)



          Delaware                            7389                       84-1124675
-------------------------------    -----------------------------    --------------------
(State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)        Classification Code)          Identification No.)



                        100 Shoreline Highway, Suite 190A
                          Mill Valley, California 94941
                             Telephone: 415-380-8055
          --------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                       Fred W. Thompson, President and CEO
                              DBS Industries, Inc.
                        100 Shoreline Highway, Suite 190A
                          Mill Valley, California 94941
                             Telephone: 415-380-8055
             ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 With copies to:

                              Scott E. Bartel, Esq.
                               Eric J. Stiff, Esq.
                           Bartel Eng Linn & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                             Telephone: 916-442-0400
                         ------------------------------

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Pursuant to Rule 429, this registration statement also relates to 2,924,906 shares of common stock previously registered on Form SB- 2 (Commission File No. 333-77687) and 8,987,015 shares of common stock previously registered on Form SB-2 (Commission File No. 333-63513).



                                CALCULATION OF REGISTRATION FEE

                                                        Proposed        Proposed
                                                        maximum          maximum        Amount of
      Title of each class of         Amount to be    offering price     aggregate     registration
    securities to be registered     registered (1)     per share     offering price        fee
--------------------------------   ----------------  -------------- ---------------- ---------------
Common Stock (2)                       3,982,965(2)   $ 1.46875(3)   $ 5,849,980(3)    1,545.00
Common Stock (4)                       1,250,000(4)   $ 1.46875(3)   $ 1,835,938(3)      485.00
Common Stock (5)                         629,997(5)   $ 3.00         $ 1,889,991         499.00
Common Stock (6)                         250,000(6)   $ 1.5625       $   390,625         104.00
Common Stock (7)                         130,000(7)   $ 2.75         $   357,500          95.00
Common Stock (8)                         100,000(8)   $ 2.8138       $   281,380          75.00
Common Stock (9)                         300,000(9)   $ 1.46875(3)   $   440,625(3)      117.00
Common Stock (10)                        57,586(10)   $ 3.00         $   172,758          46.00
Common Stock (11)                       143,333(11)   $  .99         $   141,900          38.00
Common Stock (12)                     2,924,906(12)
Common Stock (13)                     8,987,015(13)
Total Registration Fee
                                                                                       3,004.00(14)
====================================================================================================

(1) In the event of a stock split, stock dividend, or other transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act").

(2) Includes 3,750,000 shares of common stock issuable from time to time upon draw downs pursuant to the common stock purchase agreement with Torneaux Ltd.

(3) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the bid and asked price per share of the registrant's common stock on July 14, 2000, as reported on the OTC Bulletin Board.

(4) Issuable upon the exercise of warrants to purchase common stock. The warrants are issuable to Torneaux Ltd. from time to time when the registrant exercises its right to sell shares of common stock to Torneaux Ltd. pursuant to a draw down. The exercise price of the warrants will be equal to 115% of the price per share paid by Torneaux upon a draw down.

(5) Issuable upon the conversion of series A convertible preferred stock. Each share of preferred stock is convertible based on the five day average closing price of our common stock immediately prior to the end of the three month period from the date of issuance.

(6) Issuable upon the exercise of a warrant to purchase common stock. The exercise price is $1.5625 per share.

(7) Issuable upon the exercise of a warrant to purchase common stock. The exercise price is $2.75 per share.

(8) Issuable upon the exercise of a warrant to purchase common stock. The exercise price is $2.8138 per share.

(9) Issuable upon the exercise of a warrant to purchase common stock. The exercise price is $0.6749 per share.

(10) Issuable upon the exercise of a warrant to purchase common stock. The exercise price is $3.00 per share, subject to adjustment.

(11) Includes 133,333 shares of common stock and 10,000 shares of common stock issuable upon the exercise of a warrant. Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the bid and asked price per share of the registrant's common stock on August 7, 2000, as reported on the OTC Bulletin Board.

(12) These shares have previously been registered on Form SB-2 (Commission File No. 333-77687) and a fee of $2,741.00 was previously paid.

(13) These shares have previously been registered on Form SB-2 (Commission File No. 333-63513) and a fee of $6,482.00 was previously paid.

(14) A registration fee of $3,100.00 was previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                                   DBS INDUSTRIES, INC.

                                       Common Stock
                                     ----------------

       This prospectus relates to the resale by the selling stockholders of up to 18,755,802 shares of common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

       We will not receive any proceeds from the sale of shares by the selling stockholders. However, we have received proceeds from the sale of shares that are presently outstanding and we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholders and upon the sale of shares to Torneaux Ltd.

       Our common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol "DBSS." On August 7, 2000 the average of the bid and asked price of our common stock was $0.984375 per share, as reported on the OTC Bulletin Board.

       Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 8 of this prospectus.

       Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 ----------------------

                       The date of this prospectus is August 10, 2000.

       Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

       The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                               TABLE OF CONTENTS



Forward-looking Statements...................................................................3
Prospectus Summary...........................................................................3
Risk Factors................................................................................ 6
The Offering................................................................................14
Use of Proceeds.............................................................................15
Price Range of Common Stock.................................................................16
Dividend Policy.............................................................................16
Management's Discussion and Analysis of Financial Condition and Results of Operations.......17
Business....................................................................................22
Management..................................................................................33
Selling Stockholders........................................................................42
Plan of Distribution........................................................................48
Certain Relationships and Related Transactions..............................................50
Description of Capital Stock................................................................50
Certificate of Incorporation................................................................51
Legal Proceedings...........................................................................52
Legal Matters...............................................................................52
Experts.....................................................................................52
Where You Can Find More Information.........................................................52


                           FORWARD-LOOKING STATEMENTS

       This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

       Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

       As used in this prospectus, the terms "we," "us," "our," and "DBSI" mean DBS Industries, Inc. and its subsidiaries, unless otherwise indicated.


                               PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

                                   The Company

       We are a telecommunications company dedicated to providing low-cost satellite-to-Internet data messaging to and from remote locations. Through our ownership interest in E-SAT, Inc., we are the only company currently licensed by the Federal Communications Commission to provide commercial two-way data messaging using code division multiple access technology and low-earth-orbiting Little LEO satellites. We expect to begin providing our data messaging services during 2002.

       We have designed our system, which we call the NewStar System, to provide low cost, two-way data messaging services to customers throughout the world who need regular, but not real-time, information. In the non-real-time market, delays between data collection and transmission to the customer are not critical, for example, periodic data collection from utility maters as compared to emergency data from residential alarm systems. By focusing solely on the non-real-time market, we believe we will be able to construct and operate our system at a lower cost and, therefore, provide our services at a lower cost to the customer. In addition, by targeting the collection of data that is in remote or hard-to-access locations, we believe we will be able to reduce our competition from terrestrial technologies where the infrastructure expense incurred in providing the service, at each remote location, cannot be justified.

       The two-way communication capabilities of the NewStar System are designed to substantially reduce customer costs while enabling new customer applications such as initiating remote diagnostics and remote turn-on and turn-off of electric meters. Our initial focus is on energy meters in remote locations. One of our target markets is the United States electric and natural gas utility industries, particularly their high- cost-to-read metering segment which historically requires meter reading to be conducted by utility personnel.

       We believe that the NewStar System will offer significant advantages over competing systems and alternative customer solutions, including:

     o Global coverage: Using a Little LEO satellite-to-internet system, we will be able to provide reliable, global, two-way data and messaging communications services.

     o Low cost system: The non-real time nature of the NewStar System allows us to use fewer satellites and implement a store-and-forward system that requires fewer ground stations.

     o Low-cost ground transceiver: Using CDMA communications technology and an Application Specific Integrated Circuit, or "ASIC" technology, should allow us to produce smaller and lower-cost ground transceivers than competing systems.

        Our principal executive offices are located at 100 Shoreline Highway, Suite 190A, Mill Valley, California, and our phone number is 415-380-8055.



                              The Offering Summary

Total shares of common stock outstanding as of
July 31, 2000..................................  14,883,988

Shares of common stock being offered for
resale by the selling stockholders.............  Up to 18,755,802 shares, assuming the sale of all of the shares registered in connection with the
                                                 common stock purchase agreement and exercise of
                                                 all warrants by the selling stockholders.  Of these
                                                 shares, 11,911,921 were previously registered and
                                                 are included to allow their resale under this
                                                 prospectus.

Offering price.................................  Market price or negotiated prices at the time of resale.

Use of proceeds................................  We will not receive any of the proceeds of the shares offered by the selling stockholders.  Any
                                                 proceeds we receive from our sales of common
                                                 stock to Torneaux Ltd. and the exercise of warrants
                                                 will be used primarily for costs associated with the
                                                 construction and launch of our satellite system, for
                                                 working capital and other general corporate
                                                 purposes.

OTC Bulletin Board Symbol......................  DBSS


                       Summary Consolidated Financial Data


       This summary of consolidated financial data has been derived from our annual and interim consolidated financial statements included elsewhere in this prospectus. You should read this information in conjunction with those financial statements, and notes thereto, along with the section entitled "Management's Discussion and Analysis of Financial Condition."


                                                                                          April 25, 1990
                                                                        Three months        (Inception)
                                           Year Ended December 31,      ended March 31,     to March 31,
                                        ----------------------------- -----------------  -----------------
Consolidated Statement of Operations       1998           1999            2000                2000
Data:                                   ------------   -------------- -----------------  -----------------
                                                                          (Unaudited)       (Unaudited)

Revenue                                 $         -    $         -       $         -      $      161,420

Loss from operations                    (2,995,848)       (6,028,829)       (1,525,040)      (19,148,436)

Net Loss                                (3,293,493)       (5,915,493)       (1,525,482)      (14,573,597)

Loss per Share

       Basic                                 (0.47)            (0.45)            (0.11)             --

       Diluted                               (0.47)            (0.45)            (0.11)             --

Working Capital (deficiency)               233,078          (941,527)       (1,304,640)             --

Total Assets                             3,512,511        15,562,586        15,630,040              --

Stockholders' Equity                     2,382,740        14,223,675        13,893,490              --




Consolidated Balance Sheet Data:                           As of March 31, 2000
                                                           ---------------------
                                                                (Unaudited)


Cash and cash equivalents     ...........................   $     351,574

Working Capital (deficiency)  ...........................      (1,304,640)

Total Assets ............................................      15,630,040

Total Liabilities........................................       1,736,550

Stockholders' Equity.....................................      13,893,490

                                  RISK FACTORS

       An investment in shares of our common stock is very risky. You should carefully consider the risks described below in addition to other information in this prospectus. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

We are a development stage company and we do not have any customers.

       We are a development stage company and as of July 31, 2000, we had no customers. Although we previously recorded gains from the sale of interests in entities which own direct broadcast satellites licenses, we have not earned any significant operating revenues since our formation. Given our limited operating history and lack of revenues, we cannot assure you that we will be able to construct and implement the NewStar System, and, if implemented, to develop a sufficiently large customer base to be profitable.

We have incurred significant losses and expect to continue to do so. These circumstances raise substantial doubt about our ability to continue as a going concern.

       We  expect  our  operating  expenses  to  significantly  increase  as our satellite  system  reaches  its  critical  stages of  development.  We  recorded operating losses of approximately $6,029,000 for 1999 and approximately $2,996,000 for 1998, and do not anticipate any revenues during the year 2000. We expect to continue to incur substantial and increasing operating losses and negative net cash flow until our satellite system is developed, deployed and operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern as described in the independent accountant's opinion. Our management is actively pursuing various financing alternatives to finance our operations.

We will require additional financing.

       We currently estimate that we will require approximately $120 million in capital related to the construction and launch costs associated with our satellite system. Given the risks in an undertaking of this nature, we cannot assure you that actual cash requirements will not exceed our estimates. In particular, additional capital, over and above amounts anticipated, will be required in the event that we:

     o incur unexpected costs in completing the NewStar System design or encounter any unexpected technical or regulatory difficulties;

     o incur delays and additional expenses as the result of a launch or satellite failure;

     o are unable to enter into marketing agreements with third parties or sell our metering services; or

     o    incur any other significant unanticipated expenses.

       The occurrence of any of these events would adversely affect our ability to meet our business objectives.

Future financings will likely include restrictive conditions.

       We anticipate that we will depend almost exclusively on long-term debt and equity financings to pay for our satellite system. Capital may not be available to us, in sufficient amounts to meet the development costs or on terms acceptable to us. The issuance of additional equity securities by us will result in significant dilution to the equity interests of the current stockholders. Selling debt securities, such as bonds, will increase our liabilities and future cash commitments. Further it is anticipated that, in the event of a significant bond placement, bondholders would require that all of our assets, including our ownership interest in E-SAT, serve as security for the repayment of the bonds. In the event of a default on such bonds, it would be unlikely that there will be any assets remaining to be distributed to equity holders. If we are unable to obtain a sufficient amount of financing necessary to complete our system and on commercially-acceptable terms, our business and future success will be adversely affected.

We are subject to development contract commitments.

        In order to comply with development milestones required by the FCC license, we have entered into various development contracts including a satellite construction contract and a satellite launch contract. Entering into these and other development and service contracts are critical to the overall development of the NewStar System. The satellite construction and launch contracts require progress payments of approximately $60 million over the next 12 months. Failure to maintain these contracts would adversely affect our ability to construct the NewStar System.

The contract with our prime contractor could be declared void.

       We have not made the necessary payments to our prime contractor and, as a result, that contract could be declared void. The Agreement with our prime contractor, Alcatel Space Industries, required a payment at the end of 1999 of approximately $9.1 million in cash and the equivalent of $5 million in common stock. This payment was necessary for Alcatel to continue work and to trigger an effective date for our full system development schedule. As of July 31, 2000, this payment has not been made, and Alcatel therefore has the right to consider this contract void. Although Alcatel has verbally indicated that it does not intend to terminate the contract, it has the right to do so. Until the effective date of contract, or "EDC", we continue to have a direct satellite construction contract with Surrey Satellite Technology Limited. At EDC, this contract would be assigned to Alcatel. Any cancellation or termination of these contracts could cause delay in construction of the system and may result in the loss of the FCC license.

The technology, design and construction of our satellite system is subject to numerous risks.

       The design and construction of the NewStar System is subject to risks associated with a space-based communications system. Although we believe that the NewStar System is based on sound technology, its design will contain certain technology that has not been used in a commercial application. Although we intend to engage contractors that are experienced in the satellite and communications industry, we have no experience in developing, constructing, and operating a satellite based data communications system. The failure of the NewStar System to be constructed, function as designed, or the failure of system components to function with other components or to specification could result in delays, unanticipated costs, and loss of system performance, thereby rendering the NewStar System unable to perform at the quality and capacity levels anticipated.

Future advances in the industry could make our services obsolete.

       Future advances in the telecommunications industry could lead to new technologies, products or services competitive or superior to the products or services to be provided by us. Such technological advances could also lower the costs of other products or services that may compete with the NewStar System, resulting in pricing pressures on our products and services, which could adversely affect our business and results of operations.

We have not been granted control of E-SAT and without that control our business objectives are limited.

       E-SAT, Inc. has been granted an FCC license to construct, launch and operate six Little LEO satellites to provide two-way, low-cost data and messaging services in the United States. Currently, we hold a 20% interest in E-SAT with EchoStar DBS Corporation, or EchoStar, holding the remaining 80% interest. On July 30, 1999, we reached an agreement with EchoStar concerning the transfer of control of E-SAT, including the FCC license from EchoStar to us, subject to regulatory approval. In May 2000, we filed an application with the FCC for their approval of the transfer of control of E-SAT. If we were to receive FCC approval, we would hold an 80.1% interest in E-SAT, and EchoStar would hold the remaining 19.9%. In addition EchoStar would have a 20% undivided interest in the satellite transmission capacity associated with the FCC license. In the event that we are unable to obtain control of the FCC license held by E-SAT, we may be unable to obtain the financing necessary to fulfill our business objectives.

Our satellite system may experience unscheduled delays which could harm our business or lead to the loss of the FCC license.

       Delays and related increases in costs in the construction, launch and implementation of the NewStar System could result from a variety of causes, including:

     o delays encountered in the construction, integration and testing of the NewStar System;

     o    launch delays or failures;

     o delays caused by design reviews in the event of a launch vehicle failure or a loss of satellites or other events beyond our control;

     o further modification of the design of all or a portion of the NewStar System in the event of, among other things, technical difficulties or changes in regulatory requirements;

     o our failure to enter into agreements with marketing providers on terms acceptable to us; and

     o the failure to develop or acquire effective applications for use with the NewStar System.

       We cannot assure you that the Little LEO satellites or the data and messaging services we intend to provide will be available on a timely basis, or at all. A significant delay in the completion of the NewStar System could erode our competitive position, could result in cancellation of the FCC license, and could have a material adverse effect on our financial condition and results of operations.

We will face many risks associated with the launching of satellites.

       Satellite launches are subject to considerable risks, including the possible failure of the launch vehicle, which may result in the loss or damage to the satellite or its deployment into an incorrect or unusable orbit. Each launch is expected to carry three Little LEO satellites. Consequently, an unsuccessful launch could adversely affect one-half of our planned satellite constellation. We intend to obtain a certain amount of insurance to cover some of our potential losses in this area, but we cannot assure you that the insurance will cover all incidents or be in a sufficient amount to cover the losses.

       We have entered into a launch services agreement with Eurockot Launch Services GmbH, Breman, Germany to provide for two payload launches from a launch site in Plesetzk, Russia during specified periods. Eurockot has limited experience in launching commercial satellites. Further, it is anticipated that any launch must be approved by a governmental agency of the Russian Federation. We do not know whether the launches will be approved by the Russian Federation or if the launches will take place as planned. The failure of the launches or the occurrence of any problems generally associated with satellite launches would have an adverse effect on us.

Our satellites may malfunction or fail prematurely.

       A number of factors will affect the useful lives of the NewStar System's Little LEO satellites, including the quality of construction, the expected gradual environmental degradation of solar panels, the amount of fuel on board and the durability of component parts. Random failure of satellite components could result in damage to or loss of a satellite. In rare cases, satellites could also be damaged or destroyed by electrostatic storms, high levels of radiation or collisions with other objects in space. Any premature loss of satellite performance or capacity could have a material and adverse effect on the efficiency of the overall system and the operation of the NewStar System.

We will only be able to obtain a limited amount of satellite insurance.

       We expect to obtain launch insurance for each of our satellite launches and have engaged Frank Crystal & Co. and its subsidiary, International Space Brokers, Inc. to provide risk management counsel in obtaining insurance coverage for our planned Little LEO satellite constellation. This insurance would, in the event of a launch failure, provide funds for replacement launch satellites. In addition, we expect to obtain satellite replacement insurance, which would provide funds for rebuilding satellites damaged in construction, shipment or launch. In the event a covered loss occurs, we will need to satisfy the insurance underwriters that the technological or other problems associated with the covered loss have been addressed prior to continuing the launch process. The launch and replacement insurance marketplace is volatile and we do not know whether launch or replacement insurance, or both, will be available to us, or if available, will be available on terms acceptable to us. We will continue to evaluate the insurance marketplace to determine the level of risk we are willing and able to absorb internally as well as the amount of risk we may be able to transfer to third parties.

We are subject to governmental regulation which can be difficult to satisfy.

       Our  business  is  subject  to  both  United  States  and   international
regulations and licensing. The E- SAT license has several milestones, including:

     o    the  completion of  construction  of the first two satellites by March
          2002,

     o    the launch of those satellites by September 2002, and

     o    the  construction and launch of the remaining four satellites by March
          2004.

       Our ability to meet these milestones is dependent on a number of factors many of which are outside of our control. The failure to meet the milestones could result in loss of the FCC license. Furthermore, we will need to secure "landing rights" in various countries where we hope to do business. Failure to secure foreign rights would preclude us from offering our full services in such countries, which would adversely affect our anticipated results of operation. In addition, if the FCC fails to approve our application for consent to transfer control of the FCC license or if other technological or financial difficulties arise, we may be unable to meet our obligations under our construction and launch agreements. Any cancellation or termination of these contracts could also result in loss of the FCC license.

The services we intend to provide must be acceptable to the utility industry.

       Our success is largely dependent on whether utility and other related companies will contract for services utilizing the NewStar System. Although we have other proposed uses for the data messaging services, utility companies, such as gas, electrical and water utility companies, remain the primary focus of our marketing and development efforts. We cannot assure you that we will be successful in completing the development and commercial implementation of our services  using the  NewStar  System.  We must  complete  a number of  technical developments and continue to expand and upgrade the NewStar System's capabilities prior to implementing our services on a full commercial basis. Utility companies typically go through numerous steps before making final decisions which can take up to several years to complete.

       Further, utilizing satellite data messaging services is a relatively new and evolving business. It is difficult to predict the future growth of the market or the potential size of the market. Utility companies are testing products from a number of entities developing various communication technologies. The use of the NewStar System is only one possible solution for hard-to-access meter sites. We may not be successful in achieving the adoption of the NewStar System by the utility industry or to a significant extent. In the event that utility companies do not adopt our technology, or do so less rapidly than expected, our future results, including our ability to achieve profitability, will be materially and adversely affected.

The price of ground transceivers will affect the success of our service.

       The development of low-cost ground transceivers to collect and transmit data from fixed devices such as meters will be important in the development of a broad utility market for our data messaging services. Ground transceivers must be manufactured and operated at a low cost in order to make our data messaging services attractive to commercial users. It is expected that the cost of ground transceivers will decline as the volume of units produced increases. We must develop a low-cost ground transceiver which requires less power to operate and will be attractive to utility and other companies. However, we cannot assure you that ground transceivers can be developed at a cost and with the capabilities that will attract a large enough commercial subscriber base for us to receive significant revenues or achieve profitability.

We are dependent on third party vendors and consultants.

       We have relied on, and will continue to rely on, vendors and consultants that are not our employees to complete the design, construction and implementation of the NewStar System, to market our data messaging services and for representation on regulatory issues. These vendors and consultants must continue to provide the expertise necessary to complete the design and construction of the NewStar System, and we cannot assure you that suitable vendors and consultants will be available in the future, and if available, will be available on terms deemed acceptable to us.

We are dependent on third party manufacturers.

       We rely on, and will continue to rely on, outside parties to manufacture parts and equipment for the NewStar System such as meters, transceivers, antennas, and other Little LEO satellite related devices. We cannot assure you that these manufacturers will be able to meet our needs in a satisfactory and timely manner or that we will be able to obtain additional manufacturers when and if necessary. A significant price increase, a quality control problem, an interruption in supply or other difficulties with third party manufacturers could have a material and adverse effect on our ability to successfully provide our proposed services. Further, the failure of third parties to deliver the products, components, necessary parts or equipment on schedule, or the failure of third parties to perform at expected levels, could delay our deployment of the NewStar System. Any such delay or increased costs could significantly harm our business and operating results.

Our failure to effectively manage our growth would harm our future business results.

       As we proceed with the development of our satellite system, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, control the operations of the proposed satellites, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel before we begin commercial operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and train sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential subscriber base and business, or the failure to manage growth effectively, could have a material adverse effect on our business and financial condition.

We are dependent on key personnel.

       Our success is substantially dependent on the performance of our executive officers and key personnel and on our ability to retain and motivate our personnel. The loss of any of our key personnel, particularly Fred W. Thompson, our president, would harm our ability to manage operations and development of the NewStar System, and could have a material and adverse effect on our business, financial condition, and operating results.

Intense competition from existing and new entities could adversely affect our business.

       We will encounter competition from other Little LEO satellite systems, as well as from competitive terrestrial-based communication companies. The market for collection and transmission of data from fixed devices such as meters and the potential market for other applications of data messaging services has led to substantial and increasing competition. Many of our present and future competitors using Little LEO satellites have begun to address the collecting and transmitting data from fixed devices and at least one of these competitors has substantially greater

     o    financial, marketing, technical and manufacturing resources,

     o    name recognition, and

     o    experience.

       Such competitors may be able to respond more quickly to new or emerging advancements in the industry and to devote greater resources to the development, promotion and sale of their products and services. Our technology must be competitive so that the NewStar System can provide the data transmission service at a cost lower than most of our competitors' systems. We cannot assure you that such competitors will not succeed in developing better or more cost-effective data transmission systems.

We face increased competition as a result of strategic alliances and other consolidation in the industry.

       Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that could increase their ability to reach commercial customers or subscribers of data messaging services. Further, terrestrial-based wireless communication systems are already providing data messaging services to the utility industry. Such existing and future competition could affect our ability to form and maintain agreements with utility companies and other customers. We cannot assure you that we will be able to compete successfully against our current and future competitors, and our failure to do so would have a material adverse effect on our business.

Substantially all of our assets consist of our capitalized satellite construction costs and acquisition costs relating to the E-SAT license and these assets may be significantly impaired if we are unable to obtain the necessary financing or unable to obtain control of E-SAT.

       We cannot assure you that we will be able to obtain financing in a sufficient amount for the construction and deployment of our satellite constellation or that we will be granted control of E-SAT. Our failure to obtain sufficient and timely financing will likely result in our conclusion that the carrying amounts of the capitalized satellite construction costs and the investment in E-SAT are not recoverable. Under generally accepted accounting principles relating to the impairment of assets, we would then be required to write off all or a portion of the capitalized satellite construction costs and our acquisition costs relating to the E-SAT license which would have a material and adverse effect on our business, results of operations and financial position.

Our certificate of incorporation and Delaware law contain certain provisions which could deter takeovers which may prevent you from receiving a premium for your shares.

       Provisions of our certificate of incorporation and Delaware law could delay, defer or prevent a change in our control. Our certificate of incorporation contains a fair price provision that requires a certain threshold approval by our board of directors in the event of a merger, sale of assets or other types of business combinations. In addition, our board consists of members who serve staggered three year terms so that only a portion of our board can be removed at the annual meeting of stockholders. Further, the board is authorized to issue preferred stock, the classes and terms of which may be determined by the board. We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner, under Delaware law. These provisions in our certificate of incorporation and Delaware law could have the effect of delaying, deferring or preventing a change in control, even if doing so would be beneficial to our stockholders.

We have not paid dividends and are not likely to pay dividends on our common stock in the future.

       We have not declared or paid any dividends on our common stock, and do not anticipate paying any dividends for the foreseeable future. In addition, the holders of our shares of series A preferred stock are entitled to receive, out of any legally available funds, annual cumulative dividends equal to five percent of the liquidation preference of their shares. All dividends must be paid on the series A convertible preferred stock before any may be declared or paid on the common stock. It is also anticipated that if we obtain bond financing or other financing facilities, we will be restricted in our ability to declare future dividends on our common stock.

Our stock price is volatile.

       Our common stock is quoted on the OTC Bulletin Board and is thinly traded. In the past, our trading price has fluctuated widely, depending on many factors that may have little to do with our operations or business prospects. In addition, the OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange of NASDAQ, you may have difficulty reselling any of the shares that you purchase from the selling stockholders.


Future sales of our common stock pursuant to this prospectus and the exercise of outstanding options and warrants may adversely affect our stock price and your percentage of ownership.

        Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. Through this offering, Torneaux Ltd. may be reselling up to 5,000,000 shares of our common stock. In addition, as of July 31, 2000, there were outstanding warrants and options to purchase an aggregate of 6,255,992 shares of our common stock. The majority of the options and warrants have exercise prices at less than the current trading price of our common stock. As a result of this offering and future issuances of our common stock pursuant to options or warrants, a substantial number of shares of our common stock will become available for resale which could have a material and adverse effect on the market price of our common stock. Further, this may have a detrimental impact on the terms under which we may obtain financing through a sale of our common stock in the future by hindering our ability to raise capital at a higher market price due to the dilutive effect to new investors. For these reasons, any evaluation of the favorability of market conditions for a subsequent stock offering must take into account any outstanding warrants and options.

                                  THE OFFERING

Common Stock Purchase Agreement

       Of the shares of common stock being registered for resale by the selling stockholders, 5,000,000 shares are being registered in connection with our common stock purchase agreement with Torneaux Ltd.

       On June 2, 2000, we entered into a common stock purchase agreement and related agreements with Torneaux Ltd., a private equity fund organized under the laws of The Bahamas. Subject to the fulfillment of certain conditions, the agreements provide us with a facility through which we may sell shares of our common stock, at our option, to Torneaux Ltd. periodically over a 24-month period. Our ability to request a draw down under the common stock purchase agreement is subject to the continued effectiveness of a resale registration statement filed with the Securities and Exchange Commission to cover the shares to be issued. The amount of common stock to be sold at each draw down will not be less than $100,000 nor more than $2.45 million. We have agreed to sell our shares to Torneaux Ltd. at a price equal to the then current market price of our common stock during the draw down period, less a discount of between 7.5% and 13% specifically determined based upon a formula related to the then current market price of the stock. The number of shares that we may sell to Torneaux Ltd. varies depending on certain factors, including the market price of the common stock and the then current ownership interest of our common stock by Torneaux Ltd. We have also agreed to issue to Torneaux Ltd. warrants to purchase from 20% to 50% of the number of shares of common stock being purchased at the time of each draw down. Torneaux Ltd. will either resell its shares of our common stock in the open market, resell its shares of our common stock to other investors in negotiated transactions or hold shares of our common stock in its portfolio. This prospectus covers the resale by Torneaux Ltd. of common stock purchased by Torneaux Ltd. and issuable upon exercise of the related warrants either in the open market or to other investors.

       In connection with the common stock purchase agreement, we issued a warrant to purchase an aggregate of 250,000 shares of our common stock as a finder's fee to a third party not affiliated with us or Torneaux Ltd. The warrant is exercisable at an exercise price equal to the lesser of $1.5625 per share or the fair market value of one share of our common stock on the date the registration statement is declared effective by the Securities and Exchange Commission. The resale of the shares issuable upon exercise of the warrant are included in this prospectus.

Series A Convertible Preferred Stock

       Of the shares being registered, 629,997 shares of common stock are being registered for resale upon conversion of our outstanding series A convertible preferred stock.

       From December 1999 to March 2000, we issued an aggregate of 35,897 shares for our series A convertible preferred stock in a private placement to accredited investors. The shares of preferred stock have a liquidation preference of $30.00 per share and are initially convertible, at the option of the holder, into ten shares of our common stock, or at a rate of $3.00 per common share. The conversion rate is adjusted if the 5 day average closing price of our common stock three months after the shares were issued is below $3.00. As a result of the closing price of our common stock being less than $3.00 per share for all of the issuances after the three month period, the conversion rate has been adjusted for each investor. Each share will convert, at the option of the holder, into more than ten common shares, the precise number of shares being the liquidation preference, of $30.00 per share, divided by the 5 day average closing price immediately prior to the end of the three month period. The holders of series A convertible preferred stock are also entitled to receive annual cumulative dividends equal to five percent of the liquidation preference. We may redeem the preferred stock, in whole or in part, for the purchase price plus any accrued and unpaid dividends if the closing price of our common stock is $6.00 per share or greater for twenty consecutive days. Our right to redeem the preferred stock is subject to the holder's right to convert their shares of preferred stock into shares of our common stock within thirty days of our notice to redeem. This prospectus covers the resale of the shares of common stock underlying the shares of preferred stock.

       In connection with the private placement we issued a warrant to the placement agent to purchase 57,586 shares of our common stock at an exercise price of $3.00 per share, subject to adjustment. The resale of the common stock issuable upon conversion of the warrant is included in this prospectus.

Additional Shares We Are Registering

       In September 1999 we entered into an agreement with a consultant for services in connection with obtaining satellite insurance. As part of that agreement, we issued a warrant to purchase an aggregate of 130,000 shares of our common stock at an exercise price of $2.75 per share. We also issued two warrants for consulting services. The first is exercisable into 100,000 shares at an exercise price of $2.8138 per share and the second warrant is exercisable into 300,000 shares at an exercise price of $0.6749 per share. The resale of the common stock issuable upon exercise of the warrants is included in this prospectus. The resale of an additional 366,298 shares of common stock and 10,000 shares of common stock issuable upon the exercise of a warrant at an exercise price of $0.75 per share, are also included in this prospectus.

Other Shares Included in This Prospectus

        This prospectus also relates to an aggregate of 11,911,921 shares which were previously registered and are included to allow their resale under this prospectus.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will receive proceeds from any sales of shares pursuant to the common stock purchase agreement with Torneaux Ltd. and upon any exercise of warrants issued to Torneaux Ltd. or the third party finder. We intend to use the proceeds from our sales to Torneaux Ltd. and the exercise of warrants primarily for the costs associated with the construction and launch of our satellite system, for working capital and other general corporate purposes.

                           PRICE RANGE OF COMMON STOCK

        The following table sets forth the high and low bids quoted for our common stock during each quarter for the past two fiscal year ends and until the quarter ended June 30, 2000, as quoted on the OTC Bulletin Board.

                                                 Common Stock

Quarter Ended                                High            Low
----------------                            -------        -------
June 30, 2000                               $3.06          $1.09

March 31, 2000                               5.45           1.66

December 31, 1999                            2.25           2.16
September 30, 1999                           2.56           2.44
June 30, 1999                                3.00           2.75
March 31, 1999                               4.97           4.06

December 31, 1998                            4.25           4.00
September 30, 1998                           4.63           1.88
June 30, 1998                                2.88           1.50


       These quotations reflect inter-dealer prices, without retail markup, mark-down or commission, and may not represent actual transactions.

       As of July 31, 2000, we had 14,883,988 shares of common stock outstanding and 413 stockholders of record. The number of stockholders does not include those who hold our securities in street name.

                                 DIVIDEND POLICY

       We have not declared or paid any cash dividends since our inception. In addition, the holders of our shares of series A preferred stock are entitled to receive, out of any legally available funds, annual cumulative dividends equal to five percent of the liquidation preference of their shares. All dividends must be paid on the series A convertible preferred stock before any may be declared or paid on the common stock. We currently intend to retain any additional future earnings, for use in the operation and expansion of our business. We do not intend to pay any cash dividends on our common stock in the foreseeable future.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

       We were formed in Delaware in 1989 and our  principal  executive  offices are located in Mill Valley, California. We completed a share exchange reorganization with DBS Network in 1992. Since 1994, our focus has been to pursue business opportunities in satellite telecommunications. We began this pursuit originally by purchasing interests in direct broadcast satellite licensees. During 1997, we sold our last indirect interest in a direct broadcast satellite licensees.

       We formed E-SAT, Inc., a Colorado corporation, in partnership with EchoStar in November 1994 for purposes of applying for a Little LEO FCC license. On March 31, 1998, the FCC issued a license to E- SAT to launch and operate a Little LEO satellite system. Pursuant to the initial formation agreement for E-SAT, we hold 20% of the capital stock of E-SAT and EchoStar holds the remaining 80%. In July 1999, we entered into an agreement to acquire an additional 60.1% from EchoStar, to bring our total ownership of E- SAT to 80.1%. This transfer is subject to the approval of the FCC, which was formally requested by us and EchoStar on May 2, 2000.

       We established a dedicated marketing and sales group in 1999 and plan to increase our marketing activities during fiscal 2000.

       We seek to satisfy our fiscal 2000 cash requirements by raising new equity and debt capital, as well as by seeking the exercise of previously issued third-party warrants and stock options. Through July 31, 2000, we issued 35,897 of our preferred stock in exchange for gross proceeds of $1,076,910 in cash.

Results of Operations

Three Months Ended March 31, 2000 Compared To The Three Months Ended March 31, 1999

Revenues

       We remain in the development stage and did not generate revenues in either the quarter ended March 31, 2000 or March 31, 1999.

Operating Expenses

       Total operating expenses for the quarter ended March 31, 2000 was $1,525,040 compared to $1,118,643 for the quarter ended March 31, 1999. These costs are related to marketing and sales expenses, general and administrative expenses, and research and development expenses.

Marketing and Sales Expenses

       Marketing and sales expenses are primarily the costs of personnel, including non-cash stock compensation and travel. Marketing and sales expenses for the quarter ended March 31, 2000 were $362,500, or 23.7% of operating expenses. We did not incur any marketing and sales expenses for the quarter ended March 31, 1999. This increase resulted from our establishment of a dedicated marketing and sales group in June 1999 and included non-cash compensation of approximately $57,000.

General and Administrative Expenses

       General and administrative expenses include costs associated with debt financings and our legal, administrative and general management functions. General and administrative expenses for the quarter ended March 31, 2000, were $987,833, or 64.8% of operating expenses, compared to $898,042, or 80.3% of operating expenses, for the quarter ended March 31, 1999. The increase was primarily due to increased personnel related costs of $117,000, non-cash compensation of approximately $177,000 and consulting fees of $114,000, offset by a decrease in the cost of options for services provided by consultants of approximately $350,000.

Research and Development Expenses

       Research and development expenses represent non-capitalized costs incurred to develop the NewStar System. Research and development expenses for the quarter ended March 31, 2000 were $174,707, or 11.5% of operating expenses, compared to $220,601 or 19.7% of operating expenses. The decrease was primarily due to a decrease in consulting expenses by $103,000 and a decrease in travel expenses by $35,000, offset by an increase in personnel cost of $74,000 and non-cash compensation of approximately $13,000.

Non-Cash Stock Compensation

       In order to attract and retain personnel, we granted options to purchase 1,913,106 shares of our common stock at exercise prices ranging from $0.39 to $2.81 to several employees and our service providers. Some of the exercise prices were below the fair market value of the common stock at the time of grant, resulting in deferred stock compensation of $2,490,337. This amount is being amortized over the vesting periods of the granted options. As a result, $247,279 was recognized as non-cash stock compensation expense in the quarter ended March 31, 2000 in the relevant expense category as described above. No similar expenses were incurred in the quarter ended March 31, 1999.

Other Income (Expense)

       We experienced a non-operating loss of $442, consisting of net interest income of $1,279 and a loss on the disposal of equipment of $1,721 for the quarter ended March 31, 2000, a decrease of $12,811 over net interest earned of $12,369 for the quarter ended March 31, 1999. The reduction in net interest income was due to the reduction of our cash and cash equivalents.

Net Loss

       Our net loss for the quarter ended March 31, 2000 was $1,525,482 compared to a net loss for the quarter ended March 31, 1999 of $1,106,274. During the first quarter of 2000, we incurred $362,500 in marketing and sales expenses while we did not incur any sales and marketing expenses during the first quarter of 1999.

Year Ended December 31, 1999 Compared to December 31, 1998

Revenues

       We remain in the development stage and did not generate revenues in the last two fiscal years ended December 31, 1999 or December 31, 1998.

Operating Expenses

       Total operating expenses in 1999 were $6,028,829 and in 1998 were $2,995,848. These costs are related to marketing and sales expenses, general and administrative expenses, and research and development expenses. The increase in our operating expenses were a result of the expansion of our business and our efforts to develop the NewStar System.

Marketing and Sales Expenses

       Marketing and sales expenses consist primarily of the costs of personnel, including non-cash stock compensation and travel. Marketing and sales expenses for 1999 were $922,623, or 15.3% of operating expenses. No marketing and sales expenses were incurred in 1998. This increase was a result of the establishment of our dedicated marketing and sales group in June 1999.

General and Administrative Expenses

       General and administrative expenses for 1999 were $4,060,910, or 67.4% of operating expenses, compared to $2,198,701, or 73.4% of operating expenses in 1998. The increase was primarily due to increased personnel costs arising from the expansion of the management team, and from non-cash stock compensation of approximately $760,000.

Research and Development Expenses

       Research and development expenses represent the costs we have incurred developing the NewStar System. Research and development expenses for 1999 were $1,045,296 or 17.3% of total operating expenses, compared to $797,147, or 26.6% of total operating expenses in 1998. The increase was due to the expansion of our research and development staff in Toulouse, France, and from non-cash stock compensation of approximately $50,000.

Non-cash Stock Compensation

       In order to attract and retain personnel, we granted options to purchase 1,913,106 shares of common stock at exercise prices ranging from $0.39 to $2.81 to several employees and service providers. Some of the exercise prices were below the fair market value of the common stock at the time of grant, resulting in deferred stock compensation of $2,490,337. This amount is being amortized over the vesting periods of the granted options, and as a result, $957,755 was recognized as non-cash stock compensation expense during 1999 in the relevant expense category as described above. No similar expenses were incurred during 1998.

Other Income and Expenses

       We experienced a non-operating gain of $113,336, consisting solely of net interest income, for the fiscal year ended December 31, 1999, an increase of $80,915 over net interest earned of $32,421 for the year ended December 31, 1998. This gain was generated from investment income arising from substantial fundraising activities during the year ended December 31, 1999. We also recorded no gains or losses on sale of investments in 1999, compared to a loss in 1998 of $228,323 arising from the sale of our interest in Seimac Ltd.

Net Income (Loss)

       Our net loss for the year ended December 31, 1999, was $5,915,493 compared to a net loss for the year ended December 31, 1998 of $3,293,493.

Liquidity and Capital Resources

       We have been in the development stage since our inception and have not recognized any significant revenues. Our monthly expenses averaged approximately $300,000 per month during the year ended December 31, 1999 and $508,000 per month during the first quarter of 2000 which included approximately $121,000 per month for marketing and sales, approximately $329,000 per month for operating, legal and consulting expenses and approximately $58,000 per month for E-SAT research & development. However, expenses will continue to increase during fiscal 2000 with the demands of increased efforts in both systems and business development. Additional capital will be necessary to expand operations or continue current operations.

       Traditionally, we have relied on equity and debt placements to finance our operations. We have also received proceeds from the sale of our interest in entities that held direct broadcast satellite licenses. We no longer have any interest in direct broadcast satellite licensees.

       During 1999 we received proceeds from the sale of common stock totaling approximately $15 million before stock issuance costs of approximately $154,000 and we received proceeds from the sale of common and preferred stock totaling approximately $1,022,000 before stock issuance costs of approximately $85,000 for the quarter ended March 31, 2000. These transactions included private placements of common stock, units consisting of shares of common stock and warrants to purchase common stock, and shares of preferred stock. We also received proceeds in the amount of approximately $7.8 million from the exercise of warrants and approximately $786,000 from the exercise of options in 1999. We received proceeds in the amount of approximately $134,000 from the exercise of options and warrants in the quarter ended March 31, 2000. We also received approximately $900 from the sale of stock to employees pursuant to our stock purchase plan. These proceeds were used primarily to fund our satellite construction costs, investing activities and for working capital.

       Our cash and cash equivalents were $282,945 as of December 31, 1999 and $1,291,711 as of December 31, 1998, and $351,574 as of March 31, 2000. We had
negative working capital of $941,527 as of December 31, 1999 and $1,304,640 as of March 31, 2000, compared to working capital of $233,078 as of December 31, 1998, and $8,727,069 as of March 31, 1999. Until we are able to develop, construct and operate the NewStar System and begin receiving revenues, we must continue to raise cash from outside sources for our operations and for the development of the NewStar System.

       Net cash used in operating activities was $3,681,956 for the year ended December 31, 1999 and $830,488 for the quarter ended March 31, 2000. The net cash used in 1999 resulted from a net loss of $5,915,493, offset by non cash stock compensation of $957,755, the issuance of options and warrants for services in the amount of $774,298, the issuance of shares of common stock equal to $324,391 in connection with the settlement of litigation and an increase in accounts payable of $204,675 as a result of increased marketing and general administrative activities during the fourth quarter of 1999. The net cash used in the quarter ended March 31, 2000 resulted from a net loss of $1,525,482 offset primarily by non-cash stock compensation of $247,279, an increase in accounts payable of $408,389 arising from increased marketing and general administrative expenses, and a decrease in prepaid and other current assets of $34,103 due to a reduction in prepaid insurance and employee receivables

       Net cash used in operating activities for the year ended December 31, 1999 was $3,293,493 as offset by certain non-cash charges, a loss on the sale of our investment in Seimac Ltd. and our equity in E-SAT's losses. Net cash used in operating activities for the quarter ended March 31, 1999, was $1,229,075.

       Net cash used in investing activities for the year ended December 31, 1999 was $12,413,265 an increase of $10,928,307 from the year ended December 31, 1998. Approximately $10.8 million of the net cash used in investing activities was related to satellite construction payments made to our satellite contractors and approximately $1.5 million paid to a consultant in connection with the negotiation of the agreement to obtain control of E-SAT. Net cash used in investing activities was $38,151 for the quarter ended March 31, 2000. This was a decrease of $1,088,191 over the same period ended March 31, 1999. Approximately $35,000 of the net cash used in investing activities during the quarter ended March 31, 2000 was related to satellite construction payments made to our satellite contractors.

       Net cash provided by financing activities for the year ended December 31, 1999 was $15,086,455 compared to $4,554,726 for the year ended December 31, 1998. Net cash provided by financing activities during 1999 was primarily related to the net proceeds from our sale of units of common stock, the exercise of warrants and the sale of common stock to two our satellite contractors. Net cash provided by financing activities for the quarter ended March 31, 2000, was $937,268 compared to $10,369,980 for the same period ended March 31, 1999. Net cash provided by financing activities during the quarter ended March 31, 2000, was related primarily to the net proceeds from the sale of preferred stock and the exercise of options and warrants.

       In 1996, we received milestone payments under the terms of a $1.2 million purchase order for 10,000 satellite radio units from ABB. Under this agreement, we were eligible to receive up to $500,000 towards development costs upon meeting the milestone requirements of the contract. We met the first four milestones of the contract and received $400,000 in cash. The parties agreed to suspend all development under this agreement due to the expiration of our agreement for the use of the Argos System on December 31, 1997, and the subsequent limits placed on future commercial use of the Argos System.
Therefore, the milestone payments could be subject to refund, in whole or in part.

                                    BUSINESS

Overview

       We are a telecommunications company dedicated to providing a low-cost satellite-to-Internet data messaging service to and from remote locations. Through our ownership interest in E-SAT, Inc., we are the only company currently licensed by the FCC to provide commercial two-way data messaging services using the code division multiple access, or CDMA, technology and Little LEO, low-earth-orbiting satellites, known as the NewStar System. We expect to begin providing our data messaging services in 2002. Our initial target market is data collection and communications with energy meters in hard to access locations.

       Historically, remote and hard to access energy meters have been expensive for utility companies to read as a result of the significant time and labor costs involved in collecting the data. Using low earth orbit satellites, we believe that we will be able to collect data from those meters at a significantly lower cost to utility companies and in a more timely manner. This should also improve the ability of utility companies to manage the distribution of valuable energy resources. By focusing on the collection of data in remote or hard to access locations, we believe we can limit the competition from terrestrial based technologies, like cellular communications, where the infrastructure costs are generally too high to justify implementation.

       We have also identified other significant follow-on markets for our data messaging services including, the collection of data from propane tanks, oil and gas wellheads and gas pipelines, checking the inventory and cash status of vending machines and the monitoring of air and water quality of waste disposal sites in various geographic regions.

       The NewStar System is designed for use with a small constellation of low earth orbiting satellites. The term "LEO" is shorthand for low-earth-orbit satellites and the term "Little LEO" is shorthand for low- earth-orbit satellites operating in a lower frequency band. The system uses a radio terminal unit which attaches to a customer's meter or other device and transmits data to Little LEO satellites. From the satellites, the information is then transmitted to a ground station that sorts the data and transmits it, via the Internet, to the end user. The two-way features will also allow us to send instructions, messages and updates to the radio terminal unit. Through use of the CDMA technology, the NewStar System is designed to require less transmission power and provide superior noise tolerance. The store and forward design also allows the Little LEO satellites to store data for later transmission to a ground station, minimizing the number of necessary ground stations.

Our Strategy

       To achieve our business objectives, we have identified the following key components to our business strategy:

     Providing a reliable, worldwide, two-way data communications network based on existing technologies. We believe that, by incorporating existing and proven technologies such as CDMA communications technology and a store-and-forward design into the NewStar System and by using six Little LEO satellites in polar orbits, we will be able to provide reliable, global, two-way data and messaging communications services. The distribution of our satellite constellation in polar orbits is designed to provide us access to all of the earth's populated land mass approximately every hour with each satellite, reducing the potential risks from the loss or outage of one or more satellites.

     Offering a low-cost service. We believe the relatively lower costs involved in designing, constructing, launching and operating the NewStar System, together with lower-powered, relatively inexpensive ground transceivers, will allow us to provide data messaging services to customers in hard-to-access or remote locations at substantially lower rates than competing systems. We have designed our system specifically for the two-way communication of short messages, using fewer satellites than competing near-real time low earth orbit systems. Our system should utilize less complex and less expensive components than those required for larger satellite systems designed to carry voice, video and high-intensity data traffic. Competing Little LEO systems using the older TDMA communications technology will require more satellites and more gateway earth stations than the NewStar System.

     Offering a low-cost ground transceiver. We expect to offer a smaller and lower cost ground transceiver than competing systems by using CDMA technology and an application specific integrated circuit, or ASIC, technology. This should provide us with significant competitive advantage in the marketplace.

     Capitalizing on not being the first to market. We have learned a great deal from earlier commercial satellite operators whose services have not developed as they may have anticipated. This experience has provided us with the ability to market what we believe is a superior system using, among other things, the CDMA technology and lower cost transceivers, to help differentiate our services from those of our competitors.

     Capitalizing on the barriers to entry into our marketplace. The primary barrier to entry into the Little LEO satellite service market in the United States is the acquisition of an operating license from the FCC. Before the FCC issues any additional licenses, it must allocate an additional portion of the frequency spectrum for use, which we do not expect to happen in the near future.

     Directly marketing to large industrial customers and governmental entities. We believe that marketing directly to large industrial customers and governmental entities will ensure greater customer service and support in each geographic region or targeted market than will value-added resellers, and will reduce our selling and administrative expenses for bringing the NewStar System to market. Outside of the United States, it will also aid us in securing any necessary local regulatory and other approvals.

     Capitalizing on the commitment and expertise of our strategic partners. We have successfully assembled a group of investors who we believe are highly qualified strategic partners. We negotiated equity investments totaling $10 million. We received a total investment of $5 million from Eurockot Launch Services, our launch service provider, and Surrey Satellite Technology Limited, our satellite manufacturer. We have received a commitment for an additional $5 million investment from Alcatel Space Industries, our end-to-end system prime contractor, which is contingent on our bringing into effect the prime contract effective date. Due to delays in financing, we did not meet the milestone payment necessary to establish the "effective date of contract" and, as of July 31, 2000, we continue to be overdue on this payment requirement.

Development Milestones

       The NewStar System is expected to be deployed with a constellation of six Little LEO satellites in 2002. To date, we have achieved the following milestones:

     Development of the system. We initially conducted research and testing to develop our NewStar System design and were successful in integrating our satellite transmitter and antenna completely within a utility meter.

     Completed proof-of-concept trials. We conducted proof-of-concept demonstrations with 36 electric and natural gas utilities demonstrating Little LEO satellite technology as a viable method to collect data from hard-to-access locations. We conducted a proof-of-concept trial for Pacific Gas & Electric Company, in which data from several natural gas wellhead meters was collected and transmitted by Little LEO satellites to the customer. This trial was completed in April 1995. Subsequently, a series of proof-of-concept demonstrations were conducted in conjunction with ABB Power T&D Company, Inc., commonly referred to as ABB, in which prototype radio terminal units and electric meters were installed at 34 electric utilities in the continental United States and two international utility companies in South America and Canada. Typical trial demonstrations lasted for a 30-day period, and the demonstrations were completed in late 1997. These early trials utilized the Argos System, a satellite location and data collection system operated and controlled by the Centre National d'Etudes Spatiales (France) and the National Oceanic and Atmospheric Administration, or NOAA.

     Granting of FCC License. On March 31, 1998, E-SAT was issued a license by the FCC to provide Little LEO satellite services in the United States

     Commenced construction of the satellites. On March 31, 1999, we signed a contract with Surrey Satellite Technology Limited for the construction of our constellation of six Little LEO satellites. We have assigned this contract to our prime contractor, Alcatel Space Industries.

     Engaged a launch service provider to deliver our satellites into orbit. On March 31, 1999, we signed a contract with Eurockot Launch Services GmbH, for two launches. Two launches are currently expected to occur in 2002, each for a set of three satellites. The total contract price for the two launches is $30.0 million.

     Acquired controlling interest, subject to FCC approval, of the FCC license. On July 31, 1999, we signed a contract with EchoStar to increase our ownership in E-SAT to 80.1%. EchoStar will have the right to use 20% of the NewStar System's communications capacity. The transfer of control is subject to FCC approval, which was officially requested on May 2, 2000.

     Entered into an agreement with an end-to-end prime contractor for the NewStar System. On October 8, 1999, we signed a contract with Alcatel Space Industries for the final design, construction and delivery to the launch site of six Little LEO satellites. This agreement also includes the final design, construction and delivery of the ground infrastructure, including the gateway earth station, mission center, satellite control center, ground communications network and ground-based transceivers to be installed into devices, like utility meters. Alcatel is also responsible for providing in-orbit testing of the NewStar System. The total contract price for the end-to-end system is $88.5 million. Either party has the right to terminate this agreement under certain circumstances. We have paid $2 million in construction payments to Alcatel and have not yet made the milestone payment necessary to establish the "effective date of contract."

     Negotiated equity investments in us by all of our strategic partners. We negotiated equity investments totaling $10 million by Eurockot Launch Services and Surrey Satellite Technology Limited and a potential investment by Alcatel, subject to making the milestone payments necessary to establish the effective date of contract.

     Organized our risk management through insurance. On July 14, 1999, we engaged Frank Crystal and Co. and its subsidiary, International Space Brokers as our exclusive risk management advisors and insurance brokers for both space and ground segments.

Targeted Markets

       We have designed the NewStar System to provide low cost, two-way data messaging services to industrial customers throughout the world who need regular, but not real-time, information. By focusing on the non-real-time market, where data collection is not triggered by a real-time event such as an emergency condition, and where delay between data collection and transmission to the customer has insignificant business consequence, we are able to substantially lower the costs of our system, and therefore lower the price to the customer. By focusing on collecting data that is in remote or hard-to-access locations, we reduce our competition from terrestrial technologies, such as cellular communications, who cannot justify the infrastructure expense in each remote location, and we increase the value offered to the customer as a result of their higher costs in those areas.

       Energy Meters

       Our initial focus is on energy meters in remote locations. One of the our target markets is the United States electric and natural gas utility industries, particularly their high-cost-to-read metering segment which historically required such "meter reading" to be conducted by utility personnel. This labor intensive activity presents logistical issues such as significant travel time to a meter site, rugged terrain, physical risk, restricted sites, environmental issues, and mis-reads requiring additional site visits, all of which can contribute to higher costs for utilities.

       Our messaging services can provide a reduction in the cost to gather data from hard-to-access meters. We expect to charge significantly less than the costs utility companies normally incur in sending meter reading personnel out to each of those difficult to reach locations. This provides several advantages including:

     o Planning and decision-making is improved through greater and more timely availability of their consumers' energy-related information.

     o    Estimated billing is eliminated.

     o Service connects and disconnects can be scheduled and performed automatically.

     o Value added features are available such as meter diagnostics, tamper detection, outage reporting, and power quality information.

     o Two-way communication capabilities can substantially reduce customer costs while enabling new customer applications such as initiating remote diagnostics and remote turn-on/turn-off of electric meters.

       In the United States, the emergence of automatic meter reading as an accepted technology and the deregulation of the utility industry in a number of states, which has forced utility companies to focus on all aspects of their costs and, in some cases, to compete to retain the meter reading activity, has provided a foundation for us to market our services.

       There is also a significant potential market for our services in countries who do not broadly monitor energy consumption. For those countries, implementing or expanding coverage of metering is of significant strategic and economic benefit both as a source of revenue and as a critical component of implementing their energy infrastructure. By working with these countries as they develop their services and providing them with a low-cost alternative to traditional meter reading methods, we believe we can succeed in becoming an integral part of their utility infrastructure.

       Other Markets

       We believe other significant markets for our data messaging services include:

     Propane tanks. Currently, most propane tanks are not metered and customers can be invoiced only on fuel delivery. Automated meter reading enables monthly billing based on actual consumption, which improves the distributor's cash flow and, even more important, creates an opportunity for fuel arbitrage. Since the consumer would not need to pay for fuel upon delivery, the distributor can fill customer tanks in the summer or other times, when fuel prices are lower. The consumer also avoids the inconvenience of running out of fuel and enjoys a reduction in the safety issues associated with re-lighting the pilots on their appliances.

     Oil and gas wellheads. In the energy sector, data from particularly remote and hard-to-access oil and gas wellheads can be collected electronically, providing material savings in costs per read. Some of these wellheads are located in areas that are not only extremely remote, but are also high-risk and the physical safety of the meter reader is a real concern. In addition to eliminating the personal safety risk this also will create an opportunity to aggregate data internationally, if the service provider has global coverage.

     Gas pipelines. Monitoring for cathodic protection, flow control and leakage from gas pipelines is another market appropriate for the periodic data transmission from sensors located in isolated areas. Most of the cathodic, flow control and leakage sensors around the world are read manually, which is a tedious process, frequently using helicopters for typical pipeline terrain. Given the cost of product flowing through the pipeline and the ecological impact of a pipeline failure, energy companies are motivated to quickly identify any failures as well as the sources of the problem.

     Vending machines. Vending machines can use our proposed data messaging service for inventory and cash control. By collecting data from each machine on a timely basis, distributors can deliver the right product to the right machine at the right time, thereby improving sales, the productivity of their route personnel, and greatly simplifying the cash reconciliation process. While most vending machines are not located in hard-to-access places, a system that offers both ease-of-use and complete geographic coverage offers significant benefits to the distributor.

     Environmental and Agriculture. The waste disposal industry, faced with increased public awareness of pollution problems, is required by federal, state, and local governments to closely monitor air and water quality at all waste disposal sites. Collecting data from these locations and reporting it to both operating and regulatory agencies is well suited to our proposed services. In addition, we believe that existing irrigation systems can become more efficient through timely monitoring of usage data.

The NewStar System

       The NewStar System is designed to minimize infrastructure investment and maximize efficiency by utilizing a small constellation of Little LEO satellites with the ability to reach markets not readily accessible by terrestrial technologies. We expect that the aggregate cost to construct and launch the NewStar System into commercial service will be approximately $120 million, of which approximately $12 million had been spent through 1999.

       The NewStar System's radio terminal units will attach to a customer's meter or other device and transmit data to the satellites using CDMA technology. From these Little LEO satellites, the data is transmitted to ground stations, which sort the data and transmit the information to our customers via the Internet. The two-way service also allows our customers to send instructions, messages, and updates to their remote meters or other devices. The following illustrates the data collection and dissemination process:

                                [GRAPHIC OMITTED]

       Space Segment

       The initial constellation to be launched will consist of six satellites. We plan to initially launch three satellites on a single launch vehicle in a circular, near polar orbit at an altitude of approximately 550 miles and a 99 degree inclination angle. At this altitude, there will be fourteen revolutions per satellite per day, taking about 100 minutes per orbit. After the initial three satellites are deployed and become operational, and the system is established, an additional three satellites will be deployed in a second near-polar orbital plane within FCC guidelines. These Little LEO satellites, which will weigh about 110 kg each, will be almost constantly illuminated by the sun, thereby significantly reducing battery usage. Supplemental battery power will be required only for power load leveling, occasional brief eclipse periods and contingencies. Based on the current design, we estimate that each satellite will operate for a period of five years.

       The satellites will consist of two functional segments, the platform and the payload. Put simply, the platform is the structure part of the satellite. The payload is the radio frequency equipment on board the satellite that allows it to communicate with earth-based transceivers. The platform provides the payload with power and thermal control, allowing it to operate and perform the mission. The platform provides the altitude control in order to keep the payload antenna pointing towards the earth. Orbit determination and control is performed by the platform in order to maintain the proper constellation configuration.

       The FCC license will allow us to operate from earth to the satellites in the 148.0000 - 148.905 MHz band and from the satellites to the earth in the
137.0725 to137.9275 MHz band. The communications plan for our system will utilize direct sequence spread spectrum multiple access transmission for service links, from meter to satellite, and feeder links, from ground station to satellite. This modulation technique is designed to allow the communications to distinguish between messages and the background noise emanating into space.

       Due to the continuing growth of electrical and electronic equipment, such as personal paging systems that incorporate wireless communication technology, the radio frequency spectrum has become crowded or "noisy." Commercial applications demand reliable communication systems. This objective is harder to achieve with conventional solutions because of numerous wireless systems creating more noise in the frequency bands of operation. CDMA is designed to enable our system to provide high functionality in a noisy radio frequency environment and achieve those particular data transmission objectives.

       With most conventional modulation techniques, energy concentration is maximized for a narrowband transmission channel. While narrowband solutions opt for a single carrier channel, the transmitted signal must be strong enough to be recognized over the background noise. Therefore, terminals operating in a narrowband technique must have relatively high power capability. CDMA spreads the data signal over the entire band of operations reducing the power required by a terminal unit to transmit data to a satellite. Through E-SAT, we are presently the only commercial Little LEO system operator licensed in the United States to implement CDMA in its communications protocol.

       Ground Segment

       Rather than using traditional technology which transmits the data to a ground station as soon as it is received, the non-real-time nature of our markets allows us to use a store-and-forward design. Our satellites are designed to receive the information from terminals on the ground, store it in memory and hold all of the data until they pass over a ground station. This allows us to use fewer ground stations, reducing costs and radio frequency licensing and coordination requirements. We currently intend to locate our initial ground station on Svalbard Island in Spitzbergen, Norway, and are evaluating certain sites in other countries for additional service.

       The mission control center will manage the collection and retrieval of data. It will interface with ground stations and a satellite control center. The satellite control center will communicate directly with and provide overall operational control of the satellites. The mission center location is currently in review and the satellite control center is currently planned to be located in the United Kingdom.

       Secure Internet communication with customers is a crucial part of the NewStar System. Data collected or delivered will utilize the Internet as a global, cost-effective vehicle to disseminate data and maximally automate the customer servicing system. Data will lack meaningful descriptors or customer identification and so should have no meaning if intercepted, but may also be encrypted.

       Terminals

       The system is also comprised of remote terminal units which will connect to a device such as an electric utility meter and allow that device to send and receive signals to and from the system. The terminal will provide the communication link between the meter and our satellites. A relatively low-cost terminal is a key success factor for this business plan and, for that reason, we intend to strictly control the development and manufacturing of the terminals.

       The complete terminal unit will consist of two parts, the core engine and the fixed asset interface module. The core engine will include a programmable controller unit and will incorporate the cost-saving benefits of the ASIC technology. This will allow us to manufacture the terminals at a lower cost. The fixed asset interface module will be optimized for the specific application, such as an electric meter, vending machine or propane tank, and will contain all the application specific functions required to interface the device with the core engine. The interface will also contain any necessary power conditioning components to allow reliable communication between the terminal and the satellites.

       During 1998, we worked with SAIT Radio Holland SA to perform studies on antennas for the proposed terminal units and to develop and test prototypes. The development of terminal units was also included as an item under our agreement with Alcatel. We have not yet identified a main subcontractor for the engineering, development and provision of hardware and software for terminal units, or for the manufacture of terminals.

Regulatory Environment

       United States

       All commercial non-voice, non-geostationary mobile-satellite services, such as Little LEO satellites, in the United States are subject to the regulatory authority of the FCC. Little LEO operators must obtain authorization from the FCC to launch and operate their satellites and to provide permitted services in assigned spectrum segments.

       In November 1994, E-SAT filed an application with the FCC for a license to develop a commercial Little LEO satellite system for data collection and
transmission.   E-SAT  was  one  of  five  applicants  requesting  approval  for essentially the same frequency band but proposing a different use. The five applicants mutually agreed upon a spectrum sharing plan which requires the applicants to share an uplink and downlink frequency band with other satellite systems. In October 1997, the FCC released a report and order which concluded that with use of appropriate transmission techniques, proper system coordination, the time-sharing of frequencies and the adoption of the spectrum sharing plan, there was sufficient spectrum to license all five applicants. Thereafter, E-SAT filed an amendment conforming its application to the guidelines adopted by the FCC report and order.

       On March 31, 1998, the FCC approved E-SAT's application for a Little LEO satellite license. Under the license, E-SAT is authorized to launch and operate six Little LEO satellites to provide a two-way, low-cost messaging service in the United States in the 148 to 148.905 MHz for service and feeder uplinks, and the 137.0725 to 137.9725 MHz frequency band for service and feeder downlinks. For its uplink, E-SAT is licensed to utilize 500 kHz of contiguous spectrum in the 148 to 148.855 MHz band that is not shared with the other United States licensees. Some of this spectrum may be required to be operated co-frequency with the French S-80 system, based on inter-governmental agreements between the United States and France. In December 1998, we completed our coordination with France on this shared use. E- SAT is licensed to utilize 148.855 to 148.905 MHz for feeder uplinks. E-SAT will operate in the other 355 kHz of the 148 to
148.905 MHz band on a co-frequency basis with three other companies, Leo One USA Corporation, Final Analysis Communication Services and Orbcomm Corp. In the downlink direction, E-SAT will operate in the band 137.0725 to 137.9275 MHz co-frequency with NOAA satellites, Orbcomm and Final Analysis. E-SAT is obligated to coordinate with the other Little LEO licensees and NOAA, coordinate internationally and engage in consultations as required by Article 14 of the INTELSAT Agreement and Article 8 of the Inmarsat Convention.

       In order to maintain the validity of the FCC license, E-SAT must comply at all times with the terms of the FCC license, unless specifically waived or modified by the FCC. The terms include, among other things, system construction milestones. In order to comply with the milestone requirements of the FCC license, E-SAT was required to commence construction of the first two satellites by March 1999 and the remaining four satellites by March 2001. On March 31, 1999, we, on E-SAT's behalf, entered into an agreement with Surrey Satellite for the construction of the Little LEO satellites, and we notified the FCC on April 8, 1999, that we had met the first milestone of the license, commencement of satellite construction by March 1999. The FCC has neither confirmed nor denied our assertion. Because of the competitive nature of the Little LEO market, the other licensees may challenge in the future our timeliness or our ability to meet the conditions of the license. The terms of the FCC license also require that construction, launch and operation of the NewStar System be accomplished in accordance with the technical specifications set forth in the FCC application and consistent with the FCC's rules, unless specifically waived. During the process of constructing the NewStar System, there may be certain modifications to the design set forth in the FCC application that may necessitate regulatory approval.

       Assuming continued compliance, the FCC license will remain effective for ten years from the date on which we certify to the FCC that the initial satellites have been successfully placed into orbit and that the operations of the satellites conform to the terms and conditions of the FCC license.

       In addition, the FCC must approve the integration of NewStar System's ground transceivers with the fixed devices. If received, the approval would apply to all transceivers to be operated in the United States.

       International Regulations

       Landing Rights. In addition to the FCC license for operation of the NewStar System in the United States, we will be required to seek certain "landing rights" in each country in which our ground transceivers will be located. We intend to utilize international clients, partners or affiliates in each country we intend to operate in to obtain such authority. In the event we are unsuccessful in obtaining a foreign license in a particular country, we will be able to offer only one-way, broadcasting from the satellite, data and messaging services in that country.

       International Telecommunications Union Coordination. The E-SAT System operates in frequencies that are allocated on an international basis under the authority of the International Telecommunications Union, or ITU. The United States, on behalf of various Little LEO service providers, pursued international allocations of additional frequencies for use by Little LEO systems. In addition to cooperation through the FCC, E-SAT will be required to engage in international coordination with respect to other satellite systems, and in some cases, with terrestrial communication systems. The purpose of this coordination is to ensure, to the maximum extent feasible, that communication systems will be able to operate without unacceptable radio frequency interference from other communication systems. This process, called "satellite coordination," takes place under the auspices of the ITU and is essentially a first come, first served process. That is, earlier filings generally establish some priority over later filings although the ITU encourages applicants to cooperate to enable as many satellite systems as possible to be implemented.

Ownership Interest in E-SAT

       E-SAT was incorporated in 1994 in partnership with EchoStar. In connection with the formation agreement, we hold 20% of the outstanding shares of E-SAT and EchoStar holds the remaining 80%. E- SAT was formed for the purpose of acquiring an FCC license to develop, construct and operate a Little LEO satellite system. In March 1998 the FCC issued the license to E-SAT. In July 1999, we entered into an agreement to acquire an additional 60.1% from EchoStar, to bring our total ownership of E-SAT to 80.1%. Under the terms of the agreement, EchoStar will also have a 20% undivided interest in the satellite transmission capacity associated with the FCC E-SAT license. The agreement and transfer of control of E-SAT is subject to FCC approval, which was formally requested on May 2, 2000.

Competition

       Competition in the communications industry is intense, fueled by rapid and continuous technological advances and alliances between industry participants seeking to use such advances on an international scale to capture significant market share. At this time, Orbcomm has a Little LEO in operation using time division multiple access, or TDMA or narrow band, communication protocols using thirty-eight satellites and numerous ground stations for its real-time system. In the future, we expect that potential competitors will include other Little LEO systems, certain geosynchronous or geostationary orbit, or GEO, based systems, terrestrial based communications systems, LEO satellite systems operating above 1GHz, often called Big LEO systems, and various medium earth orbit, or MEO, systems.

       In addition to E-SAT, four other entities have been licensed by the FCC to provide Little LEO satellite services in the United States although no other entity has been issued a license to use CDMA communication protocols. In 1998, the FCC's international bureau granted licenses to Leo One, Final Analysis and an additional license to Orbcomm. Further in 1998, the FCC granted a license to Volunteers in Technical Assistance to transmit health, research and scientific data on a delayed basis between developing countries and the United States.

       Other than Orbcomm's existing TDMA based system, we do not believe that any of the other proposed Little LEO systems will be commercially operational in the near term. We believe that we hold an advantage over these potential competitors by having obtained an FCC license for the only CDMA based store-and-forward Little LEO system in the United States and by achieving international coordination of our designated frequencies through the ITU. Over the course of the next several years, we expect to obtain further advantages over these potential competitors by demonstrating that a CDMA store-and-forward system can offer service at lower cost than those offered by the competition.

       Plans for Little LEO systems have also been announced in Australia, Brazil, France, Russia, South Korea, Tonga and Uganda, although we believe that, without additional allocations of spectrum in the United States, these systems will be unable to offer services in the United States and they will have to reach coordination agreements with all countries who have prior ITU filings for the same spectrum.

       In addition, we believe that we will compete in certain of our market segments with existing operators and users of certain GEO-based systems such as American Mobile and Qualcomm, and companies providing services using the Inmarsat system. American Mobile offers data services, both satellite only and dual-mode, satellite and terrestrial, through a public data network that can reach both densely populated urban areas and sparsely populated rural areas. In 1998, American Mobile acquired Motorola's ARDIS two-way terrestrial-based wireless messaging network, which complements American Mobile's existing satellite-based voice and data communications services. This allows American Mobile to offer a hybrid solution that has the ability, among other things, to serve urban areas and to penetrate buildings. Qualcomm designs, manufactures, distributes and operates a satellite-based, two-way mobile communications and tracking system that provides messaging, position reporting and other services for transportation companies and other mobile and fixed site customers using GEO satellites. In addition, various companies using the Inmarsat system are providing fishing vessel and other marine tracking applications. We believe that the NewStar System will have certain advantages over these other systems including worldwide coverage and lower equipment costs.

       While we do not intend to compete in general with existing and planned terrestrial-based communications systems, in certain of our market segments we believe that we may compete with certain of these systems. SkyTel provides messaging services in cities in the United States and is using its messaging network to provide fixed location services, specifically utility meter reading in urban areas. Because of the inherent coverage limitations of a terrestrial-based communications system, we believe that the NewStar System will also complement these systems, providing cost-effective services primarily in metropolitan areas where subscriber densities justify construction of radio towers. Such systems generally do not have sufficient coverage outside metropolitan areas, making them less attractive to certain market segments such as the hard-to-access and remote locations that we target. We believe that the NewStar System will present an attractive complement to tower-based services because it can provide geographic gap-filler service at affordable costs without the need for an additional infrastructure investment.

       The Big LEO and MEO systems are expected to provide real time, uninterrupted service. These systems are designed primarily to provide two-way voice services that require larger, more complex satellites than our satellites and larger constellations to provide coverage. As a result, the cost of the Big LEO and MEO systems is significantly greater than those of the NewStar System. However, the marginal cost on a per-message basis of providing services similar to those we will offer could be relatively low for a Big LEO or MEO system that is unable to sell its capacity for voice services. For example, the satellite system operated by Globalstar, L.P. is expected to utilize a multi-billion dollar constellation of 48 satellites, as compared with our planned system of 6 satellites with an expected cost of approximately $120 million.

Employees

       As of December 31, 1999, we had fourteen full-time employees. We consider our relationship with our employees to be good.

Properties

       We have leased 4,566 square feet at a monthly rate of $14,845, for our principal offices at 100 Shoreline Highway, Suite 190A, Mill Valley, California, on a three-year lease which expires on July 31, 2003. We also have short term leases for our offices in Paris and Toulouse, France.

                                   MANAGEMENT

       Our directors and executive officers, their ages, positions held, and duration as such, are as follows:


Name                        Position                            Age     Period
--------------------------  ---------------------------------  -----   -----------------------------

Fred W. Thompson            Chairman of the Board, President,   57      December 1992 - present
                            Chief Executive Officer


Michael T. Schieber         Director                            60      December 1992 - present


H. Tate Holt                Director                            48      February 1996 - present
                            President, NewStar Ltd.                     June 1999     - present


Jerome W. Carlson           Director                            63      May 1997      - present

Jessie J. Knight, Jr.       Director                            49      February 1999 - present

Roy T. Grant                Director                            42      August 1999   - present

Gregory T. Leger            Executive Vice President            44      March 1998    - present
                            Engineering

Frederick R. Skillman, Jr.  Vice President, Operations          38      August 1995   - present
Stanton C. Lawson
                            Director, Senior Vice President of  42      October 1999  - present
                            Finance, Chief Financial Officer

Randy Stratt                Senior Vice President, General      43      November 1999 - present
                            Counsel and Secretary


Business Experience

       The following is a brief account of the education and business experience during at least the past five years of each director, executive officer, and key employee, indicating the principal occupation and employment during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

       Fred W. Thompson has served as our chairman of the board, president and chief executive officer since 1992. Up until October 1999, Mr. Thompson also served as our chief financial officer. Mr. Thompson has over 30 years of senior management experience in the telecommunications industry, including more than 20 years with AT&T Bell Labs, Western Electric Co. and the Long Lines Dept. As founder and chief executive officer of Inter Exchange Consultants, Inc., Mr. Thompson provided management, design and engineering services for cellular telephone operations in major world markets, including New York, San Francisco, London and Tokyo. Mr. Thompson received his bachelor of science degree in electrical engineering from California Polytechnic.

       H. Tate Holt has served as a director since February 1996 and as president of NewStar, Ltd. since 1999. Mr. Holt has been president of Holt & Associates, a growth management consulting firm. From 1987 to 1990, Mr. Holt was a senior vice president at Automatic Data Processing, Inc. (ADP). Mr. Holt is also a director of Onsite Energy and AremisSoft Corporation, and various private companies. Prior to 1987, Mr. Holt held various senior sales, marketing and general management positions with IBM, Triad Systems and ADP. Mr. Holt received his bachelor of arts degree from Indiana University.

       Michael T. Schieber has served as a director since December 1992. From 1987 to December 1992, Mr. Schieber was the managing partner of Amador Telecommunications and since 1990 has been a partner in Columbia Communications, both investors in nationwide paging licenses. From 1984 to 1993, Mr. Schieber was a civil engineer for the Department of Fisheries in the State of Washington. He is a retired Air Force Major and Command Pilot. Mr. Schieber received his master of arts degree in international relations and government from the University of Notre Dame, his bachelor of science degree in engineering from the Air Force Academy, and his bachelor of arts in business from The Evergreen State College.

       Jerome W. Carlson has served as a director since May 1997. He is currently president of Raljer, Inc., a management consulting firm. From 1984 to 1995, Mr. Carlson was the chief financial officer, vice president of finance and corporate secretary for Triad Systems Corporation. Mr. Carlson also has over twenty years experience in both finance and general management positions with Hewlett Packard. Mr. Carlson is a director of Valley Community Bank and Tri-Valley Business Council, as well as a director and advisor for several private companies. He holds a bachelor of science degree from the University of California at Davis and a masters in business administration from the Stanford University.

       Jessie J. Knight, Jr. has served as a director since February 1999. He also is president and chief executive officer of the San Diego Regional Chamber of Commerce. From 1993 to 1998 he was a commissioner of the California Public Utilities Commission. Mr. Knight is also a director of Blue Shield of California and serves on the board of Avista, Inc. Mr. Knight holds a bachelor of arts degree from St. Louis University and an masters in business of administration from the University of Wisconsin.

       Roy T. Grant has served as a director since August 1999. Mr. Grant is also a director and chief financial officer of Wayport, Inc., a high speed internet access and service company for hotels, airports and conference centers. From 1996 to 1999, Mr. Grant was employed by Iridium, LLC as vice president and chief financial officer. Subsequent to Mr. Grant's departure, Iridium, LLC filed for protection under the bankruptcy laws in 1999. From 1992 to 1996, Mr. Grant served as finance director for Edison Mission Energy, a large independent power developer. Mr. Grant is also a director of Megacode Technologies, Inc., e-tel Corporation and E-Trend Networks. Mr. Grant holds a bachelor of science degree in administration and management science, mathematics and economics from Carnegie Mellon University and a masters in business administration from the University of Chicago.

       Stanton C. Lawson has served as a director since December 1999. He has also served as senior vice president of finance since October 1999. From 1997 to 1999, Mr. Lawson worked as finance manager for the worldwide information systems division of Autodesk, Inc. From 1994 to 1997, Mr. Lawson was president of Lawsons' Resort, a family owned beach resort located in Marin County, California. From 1992 to 1994, he served as director of finance for Francesco Cinzano. From 1990 to 1992 he was the financial director for Jackson Publication Group in Milan, Italy. From 1981 to 1990, he held internal auditor, controller and finance director positions in Olivetti's Italian and United States divisions. Mr. Lawson holds a bachelor of arts degree in business economics and Italian literature from University of California at Santa Barbara.

       Randy Stratt has served as our senior vice president and general counsel since November 1999. Prior to this, he was director of strategic development and communications of Dresdner RCM Global Investors, a global asset management firm, since 1996. From 1993 to 1996, Mr. Stratt co-founded and served as counsel for Health Action Network, Inc., a non-profit organization, and also served as outside counsel to a number of organizations. From 1987 to 1993, Mr. Stratt was senior vice president and general counsel of Spear Financial Services, Inc., a California-based financial services firm with traditional and on-line broker-dealer operations. From 1980 to 1987, Mr. Stratt was general counsel and on the management team of Source Telecomputing Corporation, an on-line consumer services company. Mr. Stratt is a licensed attorney in four states, including California. He holds a bachelor of arts degree from Cornell University and a juris doctor degree from George Washington University Law School as well as a masters of science degree in information systems from George Washington University Business School.

       Gregory T. Leger has served as our executive vice president of engineering since March 1998. Mr. Leger has over 20 years experience in system management and engineering. From 1989 to 1998, Mr. Leger worked for Seimac Limited as its product development manager, responsible for solutions encompassing electronics data telemetry, software and packaging. Mr. Leger holds a bachelor of science degree in physics and a masters of science degree in oceanography from Dalhousie University, and a degree in master space systems engineering from Technical University of Delft, Netherlands.

       Frederick R. Skillman, Jr. has been with us since August 1995 and currently serves as our vice president of operations. Mr. Skillman has over 15 years of experience working in the utility and the communication industries. Prior to joining us, Mr. Skillman was a senior electrical engineer with Pacific Gas & Electric Company, where he worked from 1985 to 1995. Mr. Skillman holds a bachelor of science degree in electrical engineering from California Polytechnic State University and a masters of business administration degree from the University of San Francisco.

       The members of our Board serve staggered terms. Mr. Schieber and Mr. Holt will serve until our 2001 annual meeting of stockholders, Mr. Thompson and Mr. Knight will serve until the 2002 annual meeting and Mr. Carlson, Mr. Grant and Mr. Lawson will serve until the 2003 annual meeting.

       Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Our certificate of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent authorized by law.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Committees of the Board

       The Board has an audit committee consisting of Mr. Carlson, Mr. Schieber and Mr. Grant, a nominating committee consisting of Mr. Knight, Mr. Holt, Mr. Carlson and Mr. Thompson, and a compensation committee consisting of Mr. Schieber, Mr. Carlson, Mr. Knight and Mr. Grant.

       The primary functions of the audit committee are to review the scope and results of audits by our independent accountants, our internal accounting controls, non-audit services performed by the independent accountants and the cost of accounting services.

       The nominating committee assists in the process of officer and director nominations.

       The compensation committee administers our various stock option and stock
purchase   plans  and  approves   compensation,   remuneration   and   incentive
arrangements for our officers.

Executive Compensation

       The following summarizes all compensation earned by or paid to our chief executive officer and each of our highest paid executive officers whose total salary and bonuses for 1999 exceeded $100,000.

                                  SUMMARY COMPENSATION TABLE




                                 Annual
                              Compensation                                        Long-Term Compensation
----------------------------------------------------------------------------   -------------------------------
                                                                 Other         Securities
        Name and                                                 Annual        Underlying       All Other
   Principal Position      Year      Salary        Bonus    Compensation(1)     Options      Compensation(2)
------------------------- ------  -----------    --------- -----------------   -----------  ------------------
Fred W. Thompson          1999    $215,000         $45,000        $ 8,051        1,000,000     $   6,789
President, CEO            1998    $180,000         $20,000        $ 8,005            - 0 -     $ 235,691(3)
                          1997    $180,000(4)       -  0 -        $ 6,705          185,000           -0-
------------------------- ------  -----------    --------- -----------------   -----------  ------------------
H. Tate Holt              1999    $100,000         $50,000        $   780          200,000           -0-
President, NewStar Ltd.
------------------------- ------  -----------    --------- -----------------   -----------  ------------------
Gregory T. Leger          1999    $126,000         $20,000        $13,560          125,000     $  56,259(5)
Executive VP Engineering  1998    $  93,230        $20,000        $ 1,914          125,000           -0-
------------------------- ------  -----------    --------- -----------------   -----------  ------------------
Frederick R. Skillman, Jr.1999    $120,415         $54,500        $ 2,782          150,000     $   4,667
Vice President,           1998    $110,000           - 0 -        $ 2,512            - 0 -           -0-
Operations
------------------------- ------  -----------    --------- -----------------   -----------  ------------------
E.A. James Peretti (6)    1999    $ 90,417         $38,800        $ 2,125            - 0 -     $ 261,929(7)
Former Chief              1998    $155,000           - 0 -        $ 2,576            - 0 -
Operating Officer         1997    $155,000           - 0 -        $ 3,732          150,000
------------------------- ------  -----------    --------- -----------------   -----------  ------------------

(1)  Consists entirely of payment of insurance premiums.

(2) Except where noted, consists entirely of payment of contribution to IRA Retirement Plan.

(3) Represents $27,691 of pay in lieu of vacation and $208,000 of compensation deferred in 1996 and 1997.

(4) $80,000 paid in cash, $100,000 deferred pursuant to his employment agreement.

(5) Includes $51,000 housing/car allowance for overseas living assistance and payment of $5,259 for French Pension.

(6)  Mr. Peretti resigned in July 1999.

(7) In July 1999, we agreed to a severance package with Mr. Peretti including compensation of $219,583 and vacation payout of $35,770. This amount also includes a contribution of $6,576 to Mr. Peretti's IRA Retirement Plan.

Employment Agreements

       We entered into an employment agreement with Mr. Thompson on April 18, 1996, effective as of January 1, 1996. His annual salary under the agreement was $180,000, and included non-qualified stock options to purchase 312,500 shares of our common stock. In October 1998, we paid Mr. Thompson the amount of $208,000 deferred compensation through December 31, 1997. Effective July 1, 1999, Mr. Thompson's agreement was extended to July 1, 2004. In connection with the extension, Mr. Thompson's annual salary was increased to $250,000, and he was granted non-qualified stock options to purchase 1,000,000 shares of our common stock at an exercise price of $1.3496 based on a formula. Options to purchase 250,000 shares vest annually immediately and the remaining 750,000 shares vest annually in 250,000 increments beginning January 1, 2000. If Mr. Thompson is terminated without cause during the term of his employment agreement, his salary continues for 12 months following termination so long as he does not compete with us. Upon termination, or in the event of a change of control, all options granted to Mr. Thompson in connection with his employment agreement vest immediately. We also maintain a key person insurance policy on Mr. Thompson's life in the face amount of $2,000,000. We are the sole beneficiary of that policy.

       Effective March 1, 1998, we entered into a three-year employment agreement with Mr. Gregory T. Leger to serve as our executive vice president of engineering. Under the agreement, Mr. Leger's annual salary was $120,000. He also received $20,000 when he signed the agreement and received an additional $20,000 in March 1999, as a bonus. Mr. Leger also received a non-qualified stock option to purchase 125,000 shares of our common stock, subject to vesting. Effective July 1, 1999, Mr. Leger's employment agreement was extended to July 1, 2002. In connection with the extension, Mr. Leger's annual salary was increased to $132,000 and he was granted non-qualified stock options to purchase 125,000 shares of our common stock, subject to vesting, at an exercise price of $1.3496 based on a formula. If Mr. Leger is terminated without cause during the term of his employment agreement, his salary continues for 12 months following termination so long as he does not compete with us. Upon termination, all options granted to Mr.
Leger in connection with his employment agreement vest immediately.

       Effective July 28, 1999, we entered into a one-year employment agreement with Mr. Frederick R. Skillman, Jr., to serve as our vice president of operations. Under the agreement, Mr. Skillman's annual salary is $135,000. He also received $13,500 when he signed the agreement and an additional $13,500 in November, 1999, as a bonus. Mr. Skillman also received a non-qualified stock option to purchase 150,000 shares of our common stock, subject to vesting, at an exercise price of $.7573 per share based upon a formula. Effective August 1, 2000, Mr. Skillman's employment agreement was extended through July 31, 2001. If Mr. Skillman is terminated without cause during the term of his employment agreement, he will receive a lump sum cash payment of 12 months' salary so long as he does not compete with us. Upon termination, all options granted to Mr. Skillman in connection with his employment agreement vest immediately.

       Effective June 1, 1999, we entered into a one-year employment agreement with Mr. H. Tate Holt to serve as president and chief executive officer of NewStar, Ltd. After June 1, 2000, the agreement continues on a month to month basis. Under the agreement, Mr. Holt's annual salary is $200,000. He received

$50,000 when he signed the agreement. Mr. Holt also received a non-qualified stock option to purchase 200,000 shares of our common stock, subject to vesting, at an exercise price of $1.1019 per share based upon a formula. Upon termination, or in the event of a change of control, all options granted to Mr. Holt in connection with his employment agreement vest immediately.

        Effective October 18, 1999, we entered into a three-year employment agreement with Mr. Stanton C. Lawson to serve as our senior vice president of finance. Under the employment agreement, Mr. Lawson's annual salary is $180,000. Mr. Lawson also received a non-qualified stock option to purchase 180,000 shares of our common stock at an exercise price of $1.0952 per share based upon a formula. If Mr. Lawson is terminated without cause during the term of his employment agreement, his salary continues for 12 months following termination so long as he does not compete with us. Upon termination, all options granted to Mr. Lawson in connection with his employment agreement vest immediately.

        Effective November 18, 1999, we entered into a three-year employment agreement with Mr. Randy Stratt to serve as our senior vice president and general counsel. Under the employment agreement, Mr. Stratt's annual salary is $165,000. Mr. Stratt also received a non-qualified stock option to purchase 160,000 shares of our common stock at an exercise price of $1.0797 per share based upon a formula. If Mr. Stratt is terminated without cause during the term of his employment agreement, his salary continues for 12 months following termination so long as he does not compete with us. Upon termination, all options granted to Mr. Stratt in connection with his employment agreement vest immediately.

Stock Purchase Plan

        We established the 1999 Employee Stock Purchase Plan, or the 1999 Plan, which was approved by the stockholders in June 1999 to serve as a vehicle to attract and retain the services of key employees and to help such key employees realize a direct proprietary interest in us. Under the 1999 Plan, employees, including officers, who do not beneficially own stock and/or options totaling 5% or more of the voting power, are eligible to participate. However, no participant may be granted rights to purchase more than $25,000 worth of our common stock (valued at the time the purchase right is granted) for each calendar year in which such purchase rights are outstanding under any other stock purchase plans. An aggregate of 50,000 shares of our common stock was reserved for issuance under the 1999 Plan. Employees electing to participate in the 1999 Plan are allowed to deduct from 1% to 10% of their compensation to purchase shares of common stock. Twice a year, the employees' accumulated payroll deductions will be used to purchase shares of common stock at a price equal to 85% of the closing price of our common stock on either the first business day or last business day of the offering period, whichever is lower. The 1999 Plan is administered by the board of directors and its compensation committee. The 1999 Plan may be amended, suspended, or terminated by the board, but may not increase the maximum number of shares issuable, increase the benefits accruing to participants, or modify the eligibility requirement under the 1999 Plan without stockholder approval. As of July 31, 2000, 7,451 shares have been issued under the 1999 Plan.

Stock Option Plans

       We established the 2000 Stock Option Plan, or the 2000 Plan to serve as a vehicle to attract and retain the services of key employees and to help them realize a direct proprietary interest in us. The 2000 Plan provides for the grant of up to 1,750,000 non-qualified or incentive stock options. Under the 2000 Plan, officers, directors, consultants and employees are eligible to participate. The exercise price of any incentive stock option granted under the 2000 Plan may not be less than 100% of the fair market value of our common stock on the date of grant. The aggregate fair market value (determined as of the grant date) of the shares for which incentive stock options may first become exercisable by an optionee during any calendar year, together with shares subject to incentive stock options first exercisable by the optionee under any of our other plans, cannot exceed $100,000. Shares subject to options under the 2000 Plan may be purchased for cash. Unless otherwise provided by the board, an option granted under the 2000 Plan is exercisable for a term of ten years (or for a shorter period up to ten years). The 2000 Plan is administered by the board and its compensation committee, which has discretion to determine optionees,  the  number of shares to be  covered by each  option,  the  exercise schedule, and other terms of the options. The 2000 Plan may be amended, suspended or terminated by the Board, but no action may impair rights under a previously granted option. No option is transferable by the optionee other than by will or the laws of descent and distribution. As of July 31, 2000, 56,109 options to acquire shares of common stock were issued under the 2000 Plan.

       We established the 1998 Stock Option Plan, or 1998 Plan, which was approved by the stockholders in May 1998 to serve as a vehicle to attract and retain the services of key employees and to help them realize a direct proprietary interest. The 1998 Plan provides for the grant of up to 500,000 non-qualified and incentive stock options. Our officers, directors, consultants and employees are eligible to participate under the 1998 Plan. The exercise price of any incentive stock option granted under the 1998 Plan may not be less than 100% of the fair market value of our common stock on the date of grant. The aggregate fair market value (determined as of the grant date) of the shares for which incentive stock options may first become exercisable by an optionee during any calendar year, together with shares subject to incentive stock options first exercisable by the optionee under any of our other plans, cannot exceed $100,000. Shares subject to options under the 1998 Plan may be purchased for cash. Unless otherwise provided by the board, an option granted under the 1998 Plan is exercisable for a term of ten years (or for a shorter period up to ten years). The 1998 Plan is administered by the board and its compensation committee, which has discretion to determine optionees, the number of shares to be covered by each option, the exercise schedule, and other terms of the options. The 1998 Plan may be amended, suspended, or terminated by the board, but no action may impair rights under a previously granted option. No option is transferable by the optionee other than by will or the laws of descent and distribution. As of July 31, 2000, options to acquire 203,011 shares of common stock outstanding under the 1998 Plan.

       We previously established a 1996 Stock Option Plan, or 1996 Plan. The 1996 Plan provided for the grant of up to 1,650,000 non-qualified and incentive stock options of which 1,062,528 were issued. As of July 31, 2000, options to purchase 648,486 shares were outstanding. The terms and administration of the 1996 Plan are substantially the same as those of the 1998 Plan and 2000 Plan.

       We also previously developed three stock option plans to award certain employees, directors, and consultants with the opportunity to purchase our common stock. Under our 1993 Incentive Stock Option Plan, or 1993 ISO Plan, options to purchase up to 69,644 shares of common stock were issued to eligible employees. Under the Non-Qualified Stock Option Plan for Non-Employee Directors options to purchase up to 48,750 shares of our common stock were granted to non-employee directors. Under the Non-Qualified Stock Option Plan for Consultants options to purchase up to 14,625 shares of our common stock were granted to certain consultants. As of July 31, 2000, an aggregate of 82,000 shares of common stock were outstanding under the Plans.

       On August 25, 1999, our board approved the reservation of 500,000 shares of our common stock for issuance to our new employees and new employees of our subsidiaries in the form of non-qualified stock options. On December 9, 1999, the board increased the reservation to 540,000 shares. The per share exercise price was calculated based upon a formula taking into consideration the current price of a share of common stock, term of the option, anticipated growth rate and the risk free rate. As of June 1, 2000, options to purchase all 540,000 shares of common stock were granted.

       The following table shows for the fiscal year ended December 31, 1999, certain information regarding options granted during the fiscal year to our executive officers named in the Summary Compensation Table under "Executive Compensation".

            Option Grants In The Fiscal Year Ended December 31, 1999

                              Number of
                              Securities
                              Underlying        % of Total Options
                               Options       Granted to Employees in    Exercise or Base    Expiration
          Name               Granted 1999        Fiscal Year 1999       Price ($/SHARE)        Date
---------------------------  --------------  ------------------------  ------------------   -----------

Fred Thompson                 1,000,000                49.6%                 $1.3496          9/1/2009
President, CEO
---------------------------  --------------  ------------------------  ------------------   -----------
H. Tate Holt                    200,000                 9.9%                 $1.1019          9/1/2009
President, NewStar, Ltd.
---------------------------  --------------  ------------------------  ------------------   -----------
Gregory T. Leger,               125,000                 6.2%                 $1.3496          9/1/2009
Executive Vice President
---------------------------  --------------  ------------------------  ------------------   -----------
Frederick R. Skillman, Jr.      150,000                 7.4%                 $0.7573          9/1/2009
Vice President
---------------------------  --------------  ------------------------  ------------------   -----------

            The following table shows for the fiscal year ended December 31, 1999, certain information regarding options exercised by and held at year-end by our executive officers named in the Summary Compensation Table under "Executive Compensation".

                          Aggregated Option/SAR Exercises in Last FY
                                 And FY-End Individual Values



                                                              Number of Securities        Value of
                                                                   Underlying            Unexercised
                                                                   Unexercised          In-the-Money
                                                                 Options/SARs at       Option/SARs at
                                                                      FY-End              FY-End(1)
                            Shares                                      #                     $
                          Acquired on                             Exercisable/          Exercisable/
         Name            Exercise (#)    Value Realized ($)       Unexercisable         Unexercisable
----------------------- --------------   ------------------   --------------------- ----------------------

Fred W. Thompson,           12,625            $ 56,541            941,332/563,043     $1,113,725/$502,416
President, CEO
----------------------- --------------   ------------------   --------------------- ----------------------
H. Tate Holt                16,667            $ 69,168            191,141/150,000       $144,649/$158,145
President, NewStar Ltd.
----------------------- --------------   ------------------   --------------------- ----------------------
Gregory T. Leger,           30,000            $163,164            126,250/93,750        $179,695/$75,619
Executive Vice
President
----------------------- --------------   ------------------   --------------------- ----------------------
Frederick R. Skillman,       - 0 -               - 0 -            162,500/137,500       $247,122/$206,492
Jr., Vice President
----------------------- --------------   ------------------   --------------------- ----------------------
E.A. James Peretti         150,000            $356,288            375,000/-0-           $609,450/-0-
Former Chief Operating
Officer


---------------
(1) The value of unexercised in-the-money stock options is based on a per share price of $2.1562 as quoted on the OTC Bulletin Board on December 31, 1999.

Compensation of Directors

       On September 1, 1999, our board adopted a directors' compensation plan. Under the compensation plan, each non-employee director receives an annual retainer of $12,000 plus a fee of $1,000 and reasonable travel expenses for attendance at each board meeting. Each committee chairman receives $2,500 annually for each year of service as committee chairman, and each committee member receives $500 for attendance at each committee meeting. In lieu of cash compensation, non-employee directors may elect to receive either shares of our common stock or stock options to purchase common stock, the value of which under either election, shall not exceed $20,000 annually. The price per share or exercise price is determined using the average closing price for the five trading days of the common stock at the beginning of a six-month period ending either June 30 or December 31. Further, with respect to stock options elected as compensation, the cash equivalent number of stock options will be determined based upon a number of factors, including but not limited to, vesting periods, estimated growth rates and risk-free rates.

       In addition, each non-employee director receives an annual grant of non-qualified options to purchase 10,000 shares of common stock in accordance with the 2000 Plan. The exercise price is determined by the closing price of the common stock for the five trading days up to and including the date of the annual stockholders meeting, subject to discounting pursuant to a formula adopted by the board. These options vest one year from the date of grant.

Further, upon either the first-time appointment or election to the board, a new non-employee director receives options to acquire 10,000 shares of common stock, the exercise price of which is determined by a formula adopted by the board. These options vest immediately.

       In 1999, Mr. Michael T. Schieber was awarded options to purchase 10,000 shares of common stock at $0.7235 per share and options to purchase 4,391 at $2.8625 per share. Mr. Jerome W. Carlson was awarded options to purchase 10,000 shares of common stock at $0.7235 per share and options to purchase 4,391 at $2.8625 per share. Mr. Jessie J. Knight, Jr. was awarded options to purchase 37,500 shares of common stock at $5.50 per share, options to purchase 12,500 shares of common stock at $2.8125 per share, options to purchase 10,000 shares of common stock at $0.7235 per share, and options to purchase 4,160 shares of common stock at $2.8625 per share. Mr. Roy T. Grant was awarded options to purchase 8,333 shares of common stock at $0.7235 per share, options to purchase 10,000 shares of common stock at $0.3897 per share, and options to purchase 3,236 shares of common stock at $2.8625 per share.

       The directors' compensation plan was prepared following a report by an independent compensation firm. It was recommended by the compensation committee and adopted by the board.

Principal Stockholders

       The following table sets forth certain information as of July 31, 2000, with respect to the beneficial ownership of our common stock for each director, all directors and officers as a group, and each person known to us to own beneficially five percent (5%) or more of the outstanding shares of our common stock.


          Name and Address of                    Beneficially and
            Beneficial Owner                     Record Owned (1)              Percent of Class
----------------------------------------        --------------------           -----------------

Fred W. Thompson                                    1,400,608 (2)                       8.9%
100 Shoreline Highway, Suite 190A
Mill Valley, CA  94941
----------------------------------------        --------------------           -----------------
Stanton C. Lawson                                      70,304 (3)                         *
100 Shoreline Highway, Suite 190A
Mill Valley, CA  94941
----------------------------------------        --------------------           -----------------
Michael T. Schieber                                   366,005 (4)                       2.4%
100 Shoreline Highway, Suite 190A
Mill Valley, CA  94941
----------------------------------------        --------------------           -----------------
H. Tate Holt                                          290,251 (5)                       1.9%
100 Shoreline Highway, Suite 190A
Mill Valley, CA  94941
----------------------------------------        --------------------           -----------------
Jerome W. Carlson                                     133,028 (6)                         *
100 Shoreline Highway, Suite 190A
Mill Valley, CA  94941
----------------------------------------        --------------------           -----------------



          Name and Address of                    Beneficially and
            Beneficial Owner                     Record Owned (1)              Percent of Class
----------------------------------------        --------------------           -----------------

Jessie J. Knight, Jr.                                  68,507 (7)                         *
100 Shoreline Highway, Suite 190A
Mill Valley, CA  94941
----------------------------------------        --------------------           -----------------
Roy T. Grant                                           29,928 (8)                         *
100 Shoreline Highway, Suite 190A
Mill Valley, CA  94941
----------------------------------------        --------------------           -----------------
Officers and Directors as a Group                   2,834,464                          16.8%
(10 Persons)
----------------------------------------        --------------------           -----------------
Astoria Capital Partners, L.P.                      1,480,000                           9.9%
6600 Southwest 92nd St., Suite 370
Portland, Oregon  97223
----------------------------------------        --------------------           -----------------
Eurockot Launch Services GMBH                       1,333,334                           9.0%
Hunefeldstrasse 1-5
D-28199 Bremen, Germany

----------------------------
*    Less than 1%.

(1) The persons named in the table have sole voting or investment power with respect to all of the common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Includes 30,218 shares of common stock held by Mr. Thompson, 434,558 shares held in Thompson 1996 Revocable Trust, and options to purchase 312,500 shares at $0.531 per share expiring on January 1, 2006, options to purchase 123,332 shares of common stock exercisable at $0.584 per share and expiring on December 31, 2002, and options to purchase 500,000 shares at $1.3496 per share expiring on September 1, 2009.

(3) Includes 10,304 shares of common stock and options to purchase 60,000 shares at $1.0952 per share expiring on October 7, 2009.

(4) Includes 220,625 shares of common stock held jointly with spouse, Arlene Schieber, 7,505 shares held solely by Mr. Schieber, 4,075 shares held solely by Ms. Schieber, of which Mr. Schieber disclaims beneficial ownership, and options to purchase 13,750, 12,534 and 37,500 shares at an exercise price of $1.4375 per share expiring on February 15, 2005, February 15, 2006 and April 30, 2006, respectively. Also includes options to purchase 27,500 shares at $0.60 per share expiring on May 13, 2007, options to purchase 22,500 shares at $2.1875 expiring on May 12, 2008, options to purchase 10,000 shares at $0.7235 per share expiring on September 1, 2009, options to purchase 4,391 shares at $2.8625 per share expiring on December 31, 2009, and options to purchase 5,625 shares at $2.5875 per share expiring June 30, 2010.

(5) Includes 24,110 shares of common stock held solely by Mr. Holt, and options to purchase 7,808 and 75,000 shares at $1.4375 per share and expiring December 15, 2006 and April 30, 2006, respectively, options to purchase 20,833 shares at $0.60 per share expiring on May 13, 2007, options to purchase 37,500 shares at $2.1875 per share expiring on May 12, 2008, and options to purchase 125,000 shares at $1.1019 expiring September 1, 2009.

(6) Includes 84,000 shares of common stock held by Mr. Carlson, and options to purchase 37,500 shares at $2.1875 per share expiring on May 12, 2008, options to purchase 1 ,000 shares at $0.7235 per share expiring on September 1, 2009, options to purchase 4,391 shares at $2.8625 per share expiring on December 31, 2009, and options to purchase 6,137 shares at $2.5875 per share expiring on June 30, 2010.

(7) Includes options to purchase 37,500 shares of common stock exercisable at $5.50 per share expiring on February 19, 2009, options to purchase 12,500 shares at $2.8125 per share expiring on August 25, 2009, options to purchase 10,000 shares of common stock at $0.7235 per share expiring on September 1, 2009, options to purchase 4,160 shares at $2.8625 expiring on December 31, 2009, and options to purchase 4,347 shares at $2.5875 per share expiring on June 30, 2010.

(8) Includes 8,359 shares of common stock held by Mr. Grant, and options to purchase 10,000 shares at $.7235 per share expiring on September 1, 2009, options to purchase 8,333 shares at $0.7235 expiring on September 1, 2009 and options to purchase 3,236 shares at $2.8625 expiring on December 31, 2009.

Limitation of Liability and Indemnification Matters

       The General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article XII of the our certificate of incorporation states that the we may provide indemnification of our directors, officers, employees and agents to the maximum extent permitted by the General Corporation Law. Article VI of the our bylaws provides that we shall, to the maximum extent and in the manner permitted, indemnify each of our directors, officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of ours.

                              SELLING STOCKHOLDERS

       The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of July 31, 2000, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders, including shares that may be acquired upon the exercise of warrants or other rights to acquire shares.

       The shares being offered by Torneaux Ltd. consist of shares of common stock that it may purchase from us pursuant to the common stock purchase agreement, including upon exercise of warrants issued pursuant to that agreement. For additional information about the stock purchase agreement, please see the "Common Stock Purchase Agreement" subsection of "THE OFFERING" section of this prospectus. The address of Torneaux Ltd. is, Charlotte House, Charlotte Street, P.O. Box N9204, Nassau, Bahamas.


                                            Number of                                        Number of Common
                                          Common Shares                  Number of         Shares Beneficially
                                       Beneficially Owned              Common Shares         Owned Following
      Name of Stockholder             Prior to the Offering          Offered Hereby(1)        the Offering(1)
---------------------------------- --------------------------       -----------------   -------------------------
                                   # of Shares     % of Class          # of Shares      # of Shares    % of Class
                                   -----------     ----------      ------------------  -----------    ----------
Torneaux Ltd.                           -0-             -0-              4,500,000(2)     -0-(3)         -0-

Courtney Benham                     121,718(4)            *                121,718        -0-            -0-

                                            Number of                                        Number of Common
                                          Common Shares                  Number of         Shares Beneficially
                                       Beneficially Owned              Common Shares         Owned Following
      Name of Stockholder             Prior to the Offering          Offered Hereby(1)        the Offering(1)
---------------------------------- --------------------------       -----------------   -------------------------
                                   # of Shares     % of Class          # of Shares      # of Shares    % of Class
                                   -----------     ----------      ------------------  -----------    ----------


Codera Wine Group Profit Sharing
Plan                                114,227(5)            *                114,227        -0-            -0-

Patrick Watt House Living Trust      79,728(6)            *                 79,728        -0-            -0-

Robert Michael House Living Trust   104,920(7)            *                104,920        -0-            -0-

Edward Pease                         53,686(7)            *                 53,686        -0-            -0-

Gary Kremen                          28,991(7)            *                 28,991        -0-            -0-

Rolland Mark House Living Trust      29,728(7)            *                 29,728        -0-            -0-

Michael B. Hill, M.D.               113,868(7)            *                113,868        -0-            -0-

Alex Steinleitner                    35,294(7)            *                 35,294        -0-            -0-

Jeanne A. Popadiuk                   30,000(7)            *                 30,000        -0-            -0-

James H. Huelskamp                   30,000(7)            *                 30,000        -0-            -0-

Paul Dupuis                          54,135(7)            *                 54,135        -0-            -0-

SJ Capital                           57,586(8)            *                 57,586        -0-            -0-

Beacon Capital Corporation          250,000(8)          1.7%               250,000        -0-            -0-

International Space Brokers         130,000(8)            *                130,000        -0-            -0-

Barclays Bank Plc                   100,000(8)            *                100,000        -0-            -0-

Michael Associates                  100,000(9)            *                100,000        -0-            -0-

Michael Fitzsimmons                  54,676(9)            *                 54,676        -0-            -0-

Fourteen Hill Capital               666,666(9)          4.3%               666,666        -0-            -0-

High Peak, Ltd.                     166,666(9)          1.1%               166,666        -0-            -0-

The Bridge Group                     65,453               *                 63,239      2,214

Eurockot Launch Services GmbH     1,333,334             9.0%             1,333,334        -0-            -0-

Cyrrus Consulting                    20,000(10)           *                 20,000        -0-            -0-

Surrey Satellite Technology         333,333             2.2%               333,333        -0-            -0-

Cardinal Capital LLC                325,000(11)         2.2%               325,000        -0-            -0-

Paul Bakker                         200,000(9)          1.3%               200,000        -0-            -0-

William R. Geery                     80,000(9)            *                 80,000        -0-            -0-

Ted Landkammer                       12,000(9)            *                 12,000        -0-            -0-

Lloyd & Dee Chelli                   12,000(9)            *                 12,000        -0-            -0-

David Sutherland                    110,000(9)            *                110,000        -0-            -0-

MJH Partners                        250,000(9)          1.7%               250,000        -0-            -0-

Eddie Barretto                      500,000(9)          3.4%               500,000        -0-            -0-

Friedman Family Partnership         250,000(9)          1.7%               250,000        -0-            -0-

                                            Number of                                        Number of Common
                                          Common Shares                  Number of         Shares Beneficially
                                       Beneficially Owned              Common Shares         Owned Following
      Name of Stockholder             Prior to the Offering          Offered Hereby(1)        the Offering(1)
---------------------------------- --------------------------       -----------------  -------------------------
                                   # of Shares     % of Class          # of Shares      # of Shares    % of Class
                                   -----------     ----------      ------------------  -----------    ----------

Bradley N. Rotter                    84,900(9)            *                 84,900        -0-            -0-

The Echelon Group                    27,092(9)            *                 27,092        -0-            -0-

Blaine Miller                        20,000(9)            *                 20,000        -0-            -0-

Viviana Partners L.P.               400,000(9)          2.6%               400,000        -0-            -0-

Mallory Hill                        140,000(9)            *                140,000        -0-            -0-

H&N Partners                        333,334(8)          2.2%               333,334        -0-            -0-

Coach House Group                   400,000(8)          2.6%               400,000        -0-            -0-

Securities Trading Services, LLC.   400,000(8)          2.6%               400,000        -0-            -0-

Bartel Eng Linn & Schroder          266,667(12)         1.7%               266,667        -0-            -0-

The Genesis Group                    43,000(13)           *                 43,000        -0-            -0-

William Arthur & Joyce Appling       20,000(9)            *                 20,000        -0-            -0-

Vivian L. Schneider                  25,000(9)            *                 25,000        -0-            -0-

Caryl Hogan                          10,000(9)            *                 10,000        -0-            -0-

Paul Schoos                          50,000(9)            *                 50,000        -0-            -0-

Jerome Rossel                        20,000(9)            *                 20,000        -0-            -0-

Michael J. and Barbara Stoiber       55,000(9)            *                 50,000        -0-            -0-

Astoria Capital Partners L.P.     1,480,000             9.9%             1,480,000        -0-            -0-

Performance Programming             200,000(9)          1.3%               200,000        -0-            -0-

Zimmerman Revocable Trust            50,000(9)            *                 50,000        -0-            -0-

Yelina Investments                  150,000(8)          1.0%               150,000        -0-            -0-

Barbara Drew                        358,333(14)         2.4%               358,333        -0-            -0-

Paul Dix                             11,080(10)           *                 11,080        -0-            -0-

Leslie Taylor Associates             97,068               *                 58,392     38,676

Randall Smith

Former Executive Vice President      10,321               *                 10,321        -0-            -0-

Karen Haddad                          6,881               *                  6,881        -0-            -0-

Sierra Delta Corp.                   13,640               *                 13,640        -0-            -0-

George DiCostanzo                     4,701               *                  4,701        -0-            -0-

W.L. Pritchard                        7,500               *                  7,500        -0-            -0-

John L. Faessel                      75,000(8)            *                 75,000        -0-            -0-

Jerome W. Carlson
Director                             87,500(15)           *                 37,500     50,000

                                            Number of                                        Number of Common
                                          Common Shares                  Number of         Shares Beneficially
                                       Beneficially Owned              Common Shares         Owned Following
      Name of Stockholder             Prior to the Offering          Offered Hereby(1)        the Offering(1)
---------------------------------- --------------------------       -----------------  -------------------------
                                   # of Shares     % of Class          # of Shares      # of Shares    % of Class
                                   -----------     ----------      ------------------  -----------    ----------

Michael Schieber
Director                            328,989(16)         2.2%                12,500      316,489

------------------

*    Less than 1% of the outstanding common stock.

(1) Assumes the sale of the shares of common stock which have been offered pursuant to the prospectus.

(2) Includes the resale of up to 3,750,000 shares of common stock which we have the right to cause Torneaux Ltd. to purchase pursuant to the common stock purchase agreement and the resale of up to 1,250,000 shares that may be acquired upon the exercise of warrants. Under the common stock purchase agreement we are required to issue warrants to purchase from 20% to 50% of the number of shares we sell to Torneaux Ltd.

(3) Assumes the resale of shares to be acquired by Torneaux Ltd. pursuant to the common stock purchase agreement or upon the exercise of warrants.

(4) Includes 50,000 shares of common stock presently held and 71,718 shares that may be acquired upon conversion of Series A preferred stock.

(5) Includes 66,298 shares of common stock presently held and 47,929 shares that may be acquired upon conversion of Series A preferred stock.

(6) Includes 50,000 shares of common stock presently held and 29,728 shares that may be acquired upon conversion of Series A preferred stock.

(7) Represents shares of common stock that may be acquired upon conversion of Series A preferred stock.

(8)  Represents shares that may be acquired upon the exercise of warrants.

(9) Of the shares beneficially owned, one-half represents shares of common stock owned and one-half represents shares that may be acquired upon the exercise of warrants.

(10) Includes shares that may be acquired upon the exercise of options.

(11) Includes 225,000 shares that may be acquired upon the exercise of warrants.

(12) Includes 200,000 shares that may be acquired upon the exercise of warrants.

(13) Includes 35,000 shares that may be acquired upon the exercise of warrants.

(14) Includes 10,000 shares of common stock that may be acquired upon the exercise of warrants.

(15) Includes options to acquire 50,000 shares of common stock.

(16) Includes options to acquire 138,784 shares of common stock.

                              PLAN OF DISTRIBUTION

       The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation,

     o block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o purchases by broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

     o an exchange distribution in accordance with the rules of such exchange,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     o    privately negotiated transactions,

     o market sales (both long and short to the extent permitted under the federal securities laws), and

     o    a combination of any such methods of sale.

       In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell those shares of common stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares of common stock commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, subject to satisfaction of the requirements under the rule, rather than pursuant to this prospectus.

       From time to time, the selling stockholders may pledge their shares of common stock under the margin provisions of customer agreements. Upon default by the selling stockholders, the broker may offer and sell the pledged shares of common stock from time to time. Upon sales of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event a selling stockholder defaults under any customer agreement with brokers.

       To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and other facts material to the transaction.

       We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the common stock.

Torneaux Ltd.

       We have been advised by Torneaux Ltd. that it may sell the common stock from time to time in transactions on the OTC Bulletin Board, or any exchange where the common stock is then listed, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. Torneaux Ltd. may effect these transactions by selling the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from Torneaux Ltd. or the purchasers of common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from Torneaux Ltd. or the purchasers of common stock for whom the broker-dealer may act as an agent or to whom it may sell the common stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

       Torneaux Ltd. is an "underwriter" within the meaning of the Securities Act in connection with the sale of the common stock offered hereby. Assuming that we are in compliance with the conditions of the common stock purchase agreement, Torneaux Ltd. must accept draw downs of shares from us, subject to maximum aggregate dollar amounts, during the 24 month term of the agreement. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from Torneaux Ltd. and, if they act as agent for the purchaser of our common stock, from such purchaser. Broker-dealers may agree with Torneaux Ltd. to sell a specified number of shares of our common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Torneaux Ltd., to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to Torneaux Ltd. Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above.

       The common stock offered hereby is being registered pursuant to our contractual obligations, and we have agreed to pay the costs of registering the shares hereunder. We have also agreed to reimburse Torneaux Ltd.'s costs and expenses incurred in connection with the common stock purchase agreement, including fees, expenses and disbursements of counsel for Torneaux Ltd. for the preparation of the agreement up to a maximum of $30,000, and all reasonable fees incurred in connection with any amendment, modification or waiver, to or enforcement of the agreement.

       The price at which the common shares will be issued by us to Torneaux Ltd. will fluctuate. The price will be between 87% and 92.50% of the daily volume weighted average closing price over an 18-day trading period on the OTC Bulletin Board. Please see the "Common Stock Purchase Agreement" subsection of "THE OFFERING" section of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Except as otherwise indicated below, during 1999 and 1998, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge any director or executive officer, nominee, five percent beneficial security holder, or any member of the immediate family of the foregoing persons have or will have a direct or indirect material interest.

        On March 31, 1999, we entered into a launch services agreement with Eurockot. Pursuant to that agreement, we paid Eurockot an initial payment of $4.4 million under the launch services agreement. On April 8, 1999, Eurockot purchased 1,333,334 shares of our common stock for a total purchase price of $4 million.

                          DESCRIPTION OF CAPITAL STOCK

        Under our certificate of incorporation, we are authorized to issue 50,000,000 shares of common stock, $0.0004 par value, of which 14,883,988 were outstanding as of July 31, 2000, and 5,000,000 shares of preferred stock of which 700,000 shares have been designated as Series A Convertible Preferred Stock and of which 35,897 were outstanding as of July 31, 2000.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters presented to stockholders. Holders of the common stock are not entitled to cumulative voting rights. The common stock has no preemptive or similar rights. Upon liquidation, dissolution or winding up of our affairs any assets remaining after provision for payment of creditors and preferred stockholders, if any, are distributable pro rata among the holders of common stock. Holders of our common stock are entitled to receive dividends when and as declared by the board of directors out of legally available funds. Any such dividend may be paid in cash, property or shares of common stock. We have not paid any dividends since our inception and do not presently anticipate that any dividends on our common stock will be declared or paid in the foreseeable future.

Preferred Stock

        We are authorized to issue 5,000,000 shares of preferred stock as designated in series, from time to time, by our board of directors. Of the 5,000,000 shares, 700,000 shares have been designated as Series A Convertible Preferred Stock, or Series A preferred stock. Holders of Series A preferred stock are entitled to vote on all matters presented to stockholders and are entitled to the number of votes equal to the highest number of full shares of common stock to which each share of Series A preferred stock is convertible.

        Each share of Series A preferred stock is initially convertible into ten shares of common stock. If, ninety days from the original issuance of the Series A preferred stock, the average trading price of our shares of common stock for the five prior days (85th through 90th days) is less than $3.00 per share then the preferred stock is convertible into the number of shares derived by dividing the liquidation preference, of the Series A preferred stock by the five prior days average trading price.

         The holders of the Series A preferred stock are also entitled to receive, out of any legally available funds, annual cumulative dividends equal to five percent of the liquidation preference one year from original issuance payable thereafter on December 31st and on each subsequent December 31st. All dividends must be paid on the preferred stock before any dividends may be declared and paid on the common stock.

        Subject to the holder's right to convert the Series A preferred stock into common stock, we have the right to redeem the shares, in whole or in part, if the average trading price of our common stock is $6.00 or greater for twenty consecutive days.

Warrants and Options

        As of July 31, 2000, we had outstanding warrants to purchase 2,115,636 shares of our common stock at exercise prices ranging between $0.6749 and $4.00 per share and we had outstanding options to purchase 4,140,356 shares of our common stock at exercise prices ranging between $0.531 and $5.60 per share.

Transfer Agent

        Computershare Trust Co., 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228 is the transfer agent for our common stock.

                          CERTIFICATE OF INCORPORATION

        Certain provisions of our certificate of incorporation and bylaws have the effect of deterring a change of control. Our certificate of incorporation contains provisions requiring the approval of 80% of the our stockholders for certain mergers, sales of all or substantially all of our assets and certain other corporate action unless the transaction is approved by 75% of the disinterested board members or unless all stockholders receive a price for their shares of our capital stock which meets certain minimum price criteria. In addition, our certificate of incorporation also contains a provision which establishes a classified board of directors consisting of three classes, members of which would serve staggered terms of three years. A vacancy of the board can be filled only by vote of 75% of the continuing directors (as defined). Further directors would be removable, for cause only, by either an 80% vote or by vote of a majority of the continuing directors (as defined). Our certificate of incorporation also requires the approval of 80% of our stockholders in order to amend the provisions.

                                LEGAL PROCEEDINGS

        We are not a party to any legal proceedings.

                                  LEGAL MATTERS

        The validity of the shares of common stock offered by selling stockholders will be passed upon by the law firm of Bartel Eng Linn & Schroder, Sacramento, California. The firm and certain of its members own shares of common stock representing less than 1% of our outstanding shares of common stock. In addition, the firm holds a warrant to purchase up to 200,000 shares of common stock.

                                     EXPERTS

        The consolidated balance sheets as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, included in this prospectus have been included herein in reliance on the report, which includes an explanatory paragraph relating to our ability to continue as a going concern, as described in note 1 to the financial statements, of PricewaterhouseCoopers LLP, independent accountants, given the authority of that firm, as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Commission filings are available to the public over the Internet at the SEC's Website at http://www.sec.gov. You may also read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison 1-800-SEC-0330 for further information about the public reference room.

        We have filed with the Commission a registration statement on form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contact or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding DBS Industries, Inc. and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                       FINANCIAL STATEMENTS AND SCHEDULES


Financial Statements

The following financial statements pertaining to us are filed as part of this prospectus:

Report of Independent Accountants...........................................................F-2

Consolidated Balance Sheets as of March 31, 2000 (unaudited)
and December 31, 1999 and 1998..............................................................F-3

Consolidated  Statements of Operations for the three months ended March 31, 2000 and 1999  (unaudited) and for the years ended December 31, 1999 and 1998 and for the period from April 25, 1990 (date of inception) to March 31, 2000........................F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the period from December 31, 1990 to March 31, 2000............................................F-5 to F-11

Consolidated  Statements of Cash Flows for the three months ended March 31, 2000 and 1999  (unaudited) and for the years ended December 31, 1999 and 1998 and for the period from April 25, 1990  (date of inception) to March 31, 2000..............F-12 to F-13

Notes to Consolidated Financial Statements.........................................F-14 to F-29




                        Report of Independent Accountants


To the Board of Directors and Stockholders of DBS Industries, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of DBS
Industries,  Inc. and Subsidiaries (a development  stage company) as of December
31, 1999 and 1998, and the results of their operations and their cash flows for the three years ended December 31, 1999 and for the period from April 25, 1990
(date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and negative cash flows from operating activities since inception and will require additional financing.
These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers LLP

March 10,  2000,  except for Note 13 as to which the date is March 24,  2000 San
Francisco, California





                           DBS INDUSTRIES, INC. AND SUBSIDIARIES
                               (A Development Stage Company)
                                CONSOLIDATED BALANCE SHEETS

                                          ASSETS

                                                        March 31,
                                                          2000         December 31,    December 31,
                                                       (Unaudited)         1999            1998
                                                      -------------   -------------   ---------------
Current assets:
Cash and cash equivalents                             $    351,574    $    282,945    $    1,291,711
Prepaid and other current assets                            80,336         114,439            71,138
                                                      -------------   -------------   ---------------
Total current assets                                       431,910         397,384         1,362,849
                                                      -------------   -------------   ---------------
Furniture and equipment, net                                46,321          48,211            22,527
Investments and license acquisition costs                2,369,989       2,370,618           855,052
Satellite construction costs                            12,108,320      12,072,873         1,272,083
Deferred stock offering costs                              673,500         673,500                 -
                                                      -------------   -------------   ---------------
                                                        15,198,130      15,165,202         2,149,662
                                                      -------------   -------------   ---------------
Total assets                                          $ 15,630,040    $ 15,562,586   $    43,512,511
                                                      ============   =============   ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                      $    363,277    $    478,334   $       240,240
Customer advances                                          400,000         400,000           400,000
Accrued liabilities                                        973,273         460,577           489,531
                                                      -------------   -------------   ---------------
Total current liabilities                                1,736,550       1,338,911         1,129,771
                                                      -------------   -------------   ---------------
Stockholders' equity:
  Preferred stock, $0.0004 par value; 5,000,000
   shares authorized;  29,564 issued and outstanding
   at March 31, 2000                                            12               -                 -

  Common stock, $0.0004 par value; 50,000,000 shares         5,801           5,762             3,452
    authorized; 14,453,958 and 14,354,911 issued and
    outstanding at March 31, 2000 and
    December 31, 1999, respectively

  Capital in excess of par value                        27,921,481      26,968,174         8,511,410

  Warrants                                               1,885,096       1,890,436         1,085,500

  Note receivable from stockholder                         (60,000)        (60,000)                -

  Deferred stock-based compensation                     (1,285,303)     (1,532,582)                -

  Deficit accumulated during the development stage     (14,573,597)    (13,048,115)       (7,132,622)
                                                      -------------   -------------   ---------------
   Total stockholders' equity                           13,893,490      14,223,675         2,382,740
                                                      -------------   -------------   ---------------
   Total liabilities and stockholders' equity         $ 15,630,040    $ 15,562,586    $    3,512,511
                                                      =============   =============   ===============


The accompanying notes are an integral part of these consolidated financial statements.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                                         April 25, 1990
                                                  Three Months Ended              Year  Ended            (Inception) to
                                                      March 31,                   December 31,              March 31,
                                               2000           1999             1999          1998             2000
                                          --------------  -------------    -------------  ------------  ---------------
                                            (unaudited)    (unaudited)                                      (unaudited)

Revenue                                    $        -     $          -     $          -    $       -     $    161,420

Cost and operating expenses:

     Cost of revenue                                -                -                -             -         127,580

     Marketing and sales                      362,500                -          922,623             -       1,285,123

     General and administrative               987,833          898,042        4,060,910     2,198,701      13,710,432

     Research and development                 174,707          220,601        1,045,296       797,147       4,186,721
                                          --------------  -------------    -------------  ------------  ---------------
                                            1,525,040        1,118,643        6,028,829     2,995,848      19,309,856
                                          --------------  -------------    -------------  ------------  ---------------
         Loss from operations              (1,525,040)      (1,118,643)      (6,028,829)   (2,995,848)    (19,148,436)
                                          --------------  -------------    -------------  ------------  ---------------
Other income (expense):

     Interest, net                              1,279           12,369          113,336        32,421        (594,844)

     Equity in loss of investees, net               -                -                -      (100,143)       (512,920)

     Gain on sales of investments                   -                -                -      (228,323)      5,829,218

     Other, net                                (1,721)               -                -             -         (58,355)
                                          --------------  -------------    -------------  ------------  ---------------
                                                 (442)          12,369          113,336      (296,045)      4,663,099
                                          --------------  -------------    -------------  ------------  ---------------
         Loss before provision for
         income taxes and minority
         interests                         (1,525,482)      (1,106,274)      (5,915,493)   (3,291,893)    (14,485,337)

Provision for income taxes                          -                -                -        (1,600)        (96,835)
                                          --------------  -------------    -------------  ------------  ---------------
Loss before minority interests             (1,525,482)      (1,106,274)      (5,915,493)   (3,293,493)

Minority interests in income of                     -                -                -             -           8,575
    consolidated subsidiaries
                                          --------------  -------------    -------------  ------------  ---------------

         Net loss                         $(1,525,482)    $ (1,106,274)    $ (5,915,493)  $(3,293,493)  $ (14,573,597)
                                          ==============  =============    =============  ============  ===============
Basic net loss per share                  $     (0.11)    $      (0.11)    $      (0.45)  $     (0.47)
                                          ==============  =============    =============  ============

Diluted net loss per share                $     (0.11)    $      (0.11)    $      (0.45)  $     (0.47)
                                          ==============  =============    =============  ============
Weighted average number of
shares of common stock, basic              14,378,881        9,632,620       13,088,723     6,979,818
                                          ==============  =============    =============  ============
Weighted average number of
shares of common stock, diluted            14,378,881        9,632,620       13,088,723     6,979,818
                                          ==============  =============    =============  ============



The accompanying notes are an integral part of these consolidated financial statements.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                           CONSOLIDATED STATEMENTS OF
                              STOCKHOLDERS' EQUITY



                     Preferred                                                                      Deficit
                       Stock      Common Stock                                                     Accumulated             Total
                   ------------ ------------------  Capital in                        Deferred     During the              Stock-
                          Par                Par    Excess of              Notes     Stock-Based   Development  Treasury   holders'
                   Shares Value   Shares    Value   Par Value   Warrants Receivable  Compensation     Stage       Stock     Equity
                   ------ ----- ---------- -------  ---------- --------- ---------- ------------- ------------- -------- ----------
Balance at
 December 31, 1990,
 of DBSN as retated
 pursuant to the
 merger on
 December 2, 1992                  301,000   $ 120   $  46,375  $     -    $     -     $     -     $ (219,990)   $    -  $(173,495)

Issuance of common
 stock for
 professional
 services at $1.01
 to $2.14 per share                520,000     208      47,542        -          -           -              -         -     47,750

Issuance of common
 stock for  cash  at
 $.01 to $1.0
 per share                         244,500      98     124,507       -          -           -              -         -    124,605

Stock issue costs
for the twelve
 months ended
 December 31, 1991                       -       -     (15,774)       -          -           -              -         -    (15,774)

Net loss for the
 twelve months
 ended
 December 31, 1991                       -       -           -        -          -           -       (115,339)        -   (115,339)
                                ---------- -------  ---------- --------- ---------- ------------- ------------- -------- ----------
Balance at
 December 31, 1991               1,065,500     426     202,650        -          -           -       (335,329)        -   (132,253)

Issuance of common
 stock for cash at
 $.01 to $1.0 per
 share                           1,317,290     527     538,998        -          -           -              -         -    539,525

Issuance of common
 stock for
 professional
 services at
 $.01 to $.10 -
 per share                         214,240      86      12,338        -          -           -              -         -     12,424

Issuance of common
 stock in payment
 of stockholder
 loans:June 1992 at
 $.01 per share                    230,000      92       2,208        -          -           -              -         -      2,300

Net loss for the
 seven months
 ended July 31, 1992                     -       -           -        -          -           -        (90,750)        -    (90,750)
                                ---------- -------  ---------- --------- ---------- ------------- ------------- -------- ----------
Balance at July 31,
 1992                            2,827,030   1,131     756,194        -          -           -       (426,079)        -    331,246

Shares of Fi-Tek
 IV, Inc., from
 August 3, 1989
(inception) through
 December 2, 1992                  817,540     327     155,450        -          -           -              -         -    155,777

Issuance of common
 stock for cash at
 $.01 to  $3.20
 per share                       1,313,926     527     998,088        -          -           -              -         -    998,615

Issuance of common
 stock for
 interest at
 $5.00 per share                    10,000       4       4,996        -          -           -              -         -      5,000

Issuance of common
 stock for JPS
 common stock on
 September 11, 1992
 at $.80 per share                  61,447      24      49,134        -          -           -              -         -     49,158

Issuance of common
 stock for
 professional services
 on  September 11,
 1992 at $.10 per
 share                               6,679       3         665        -          -           -              -         -        668

Issuance of common
 stock in exchange for
 DBSC common stock
 on October 9, 1992,
 at $2.00 per share                  6,375       2      12,748        -          -           -              -         -     12,750

Redemption of 97,450
 common stock
 warrants on
 October 2, 1992,
 at $8.00 per share                      -       -     (19,490)       -          -           -              -         -    (19,490)

The accompanying notes are an integral part of these consolidated financial statements.

                                     DBS INDUSTRIES, INC. AND SUBSIDIARIES
                                         (A Development Stage Company)
                                          CONSOLIDATED STATEMENTS OF
                                             STOCKHOLDERS' EQUITY



                     Preferred                                                                      Deficit
                       Stock      Common Stock                                                     Accumulated             Total
                   ------------ ------------------  Capital in                        Deferred     During the              Stock-
                          Par                Par    Excess of              Notes     Stock-Based   Development  Treasury   holders'
                   Shares Value   Shares    Value   Par Value   Warrants Receivable  Compensation     Stage       Stock     Equity
                   ------ ----- ---------- -------  ---------- --------- ---------- ------------- ------------- -------- ----------
Issuance of common
 stock December 2,
 1992, at closing
 of acquisition of
 DBSN as a finder's
 fee at $.0004
 per share                        25,000   $   10    $      -    $    -   $     -    $        -    $         -   $     -  $      10

Issuance of common
 stock for Axion
 common stock
 during March 1993
 at $1.60 per share               50,000       20      79,980         -         -             -              -         -     80,000

Issuance of common
 stock for DBSC
 common stock
 on July 2, 1993,
 at $1.60 per share              133,306       53     213,238         -         -             -              -         -    213,291

Stock issue costs
 for the period
 from August 1,
 1992 through
 July 31, 1993                         -        -      (6,374)        -         -             -              -         -     (6,374)

Net loss for the
twelve months ended
July 31, 1993                          -        -           -         -         -             -       (755,040)        -   (755,040)
                               ---------- -------  ---------- --------- ---------- -------------  ------------- -------- -----------
Balance at July 31,
 1993                          5,251,303    2,101   2,244,629         -         -             -     (1,181,119)        -  1,065,611

Issuance of common
 stock for cash at
 $4.00 per share
(August 1993
 through
 April  1994)                    102,256       41     411,943         -         -             -              -         -    411,984

Stock issued in
 exchange for
 46% of JPS stock
 on November 19,
 1993                              3,379        1      10,137         -         -             -              -         -     10,138

Stock issued for
professional
 services:
January 28, 1994,
 at $3.60 per
 share                             5,331        2      19,188         -         -             -              -         -     19,190

July 29, 1994, at
$2.00 per share                    3,833        2       7,663         -         -             -              -         -      7,665

Stock issued due
 to exercise of
 warrants, at
 $2.00 per share
(March and April
 1994)                             2,500        1       4,999         -         -             -              -         -      5,000

Stock issued for
 interest on
 July 31, 1994,
 at $2.00
 per share                         1,000        -       2,000         -         -             -              -         -      2,000

Purchase of shares
 of common stock
 on  January 28,
 1994, at $3.20
 per share                        (1,563)       -           -         -         -             -              -    (5,000)    (5,000)

Reacquisition of
 common stock
 pursuant to sale
 of investment
 in Axion in May
 1994, at $1.60
 per share                       (50,000)       -           -         -         -             -              -   (80,000)   (80,000)

Net loss for the
 twelve months
 ended July 31,
 1994                                  -        -           -         -         -             -        (26,909)        -    (26,909)
                               ---------- -------  ---------- --------- ---------- -------------  ------------- -------- -----------
Balance at July 31,
 1994                          5,318,039    2,148   2,700,559         -         -             -     (1,208,028)  (85,000) 1,409,679



The accompanying notes are an integral part of these consolidated financial statements.

                                     DBS INDUSTRIES, INC. AND SUBSIDIARIES
                                         (A Development Stage Company)
                                          CONSOLIDATED STATEMENTS OF
                                             STOCKHOLDERS' EQUITY




                     Preferred                                                                      Deficit
                       Stock      Common Stock                                                     Accumulated             Total
                   ------------ ------------------  Capital in                        Deferred     During the              Stock-
                          Par                Par    Excess of              Notes     Stock-Based   Development  Treasury   holders'
                   Shares Value   Shares    Value   Par Value   Warrants Receivable  Compensation     Stage       Stock     Equity
                   ------ ----- ---------- -------  ---------- --------- ---------- ------------- ------------- -------- ----------

Stock issued for
 services:
 November 30,
 1994, at
 $1.88 per share                10,000    $     4  $           $         $           $        -   $        -  $      -  $   18,800

May 15, 1995,
at $2.00 per
share                           10,724          4      21,443         -          -            -             -        -      21,447

July 15, 1995,
 at $1.60
 per share                      11,373          5      18,192         -          -            -             -        -      18,197

Net loss for the
 twelve months
 ended July 31, 1995                 -          -           -         -          -            -   (1,284,558)        -  (1,284,558)

Balance at July 31,
 1995                        5,350,136      2,161   2,758,990         -          -            -   (2,492,586)  (85,000)    183,565

Issuance of common
 stock for 1% JPS
 common stock
 on September 21,
 1995 at $1.20 per
 share                           9,450          4      11,336         -          -            -             -        -      11,340

Issuance of common
  stock for
 20% Seimac Limited
 common stock on
 December 13, 1995
 at $4.00 per share             165,519         66     662,010         -         -            -             -        -     662,076

Issuance of common
 stock for
 professional
 services at
 $5.60 per share                  2,934          1      16,427         -         -            -             -        -      16,428

Net loss for the
 twelve months
 ended December 31,
 1995                                  -          -           -         -        -            -     (662,877)        -   (662,877)

Balance at
 December 31, 1995             5,528,039      2,232   3,448,763         -        -            -   (3,155,463)  (85,000)    210,532

Warrants issued on
 January 13, 1996,
 to purchase 75,000
 shares of common
 stock for services
 rendered at an
 exercise price of
 $7.30 per share                        -          -           -   112,500       -            -             -        -    112,500

Issuance of common
 stock for cash

January 15, 1996,
 at $4.00 per
 share, less
  noncash
 issuance cost of
  $63,900                         200,000         80     736,020         -       -            -             -        -    736,100

February 15, 1996,
 at $5.20 per
 share, less noncash
 issuance cost of
  $19,999                          38,462         15     179,988         -       -            -             -        -    180,003

Stock issued for
 services January 1 -
 June 30, 1996,
 at $3.75 per share                22,743          9      85,277                                                              85,286

August 15, 1996,
 at $4.80 per
 share                              6,018          2      28,884                                                              28,886

September 21,
 1996, at
 $5.60 per share                    4,821          2      26,996                                                              26,998

July 1 - December 31,
 1996, at $2.00
 per share                          7,605          3      15,207                                                              15,210

Placement fee
 associated
 with January 15
 and February 15,
 1996, issuance
 settled through
 issuance of
 common stock                      19,821          8      83,891                                                              83,899

Net loss for the
 twelve months
  ended
 December 31, 1996                      -          -           -         -       -            -   (3,752,583)        - (3,752,583)

Balance at December 31,
 1996                           5,827,509      2,351   4,605,026   112,500       -            -   (6,908,046)  (85,000) (2,273,169)



The accompanying notes are an integral part of these consolidated financial statements.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                           CONSOLIDATED STATEMENTS OF
                              STOCKHOLDERS' EQUITY



                     Preferred                                                                      Deficit
                       Stock      Common Stock                                                     Accumulated             Total
                   ------------ ------------------  Capital in                        Deferred     During the              Stock-
                          Par                Par    Excess of              Notes     Stock-Based   Development  Treasury   holders'
                   Shares Value   Shares    Value   Par Value   Warrants Receivable  Compensation     Stage       Stock     Equity
                   ------ ----- ---------- -------  ---------- --------- ---------- ------------- ------------- -------- ----------
Stock issued for
 services                               -       -            -         -          -              -   (3,752,583)        -(3,752,583)

Balance at
December 31,
1996                            5,827,509   2,351    4,605,026   112,500           -             -   (6,908,046)   85,000(2,273,169)

 January 31, 1997,
  at $1.69
  per share                         5,088       2        8,586                                                                8,588

 February 14, 1997,
  at $1.75
  per share                         4,701       2        8,225                                                                8,227

 February 28, 1997,
 at $2.00
 per share                          7,918       3       15,834                                                               15,837

 March 31, 1997,
 at $1.63
 per share                            302       -          491                                                                  491

 April 10, 1997,
 at $2.00
 per share                          7,500       3       14,997                                                               15,000

 April 30, 1997,
 at $1.50
 per share                            332       -          498                                                                  498

 June 30, 1997,
  at $1.13
  per share                        14,578       6       16,394                                                               16,400

 July 9, 1997,
  at $0.75
  per share                        15,000       6       11,244                                                               11,250

Net income for
 the twelve
 months ended
 December 31, 1997                      -        -           -         -         -           -        3,068,917        -  3,068,917
                                ---------- -------  ---------- --------- ---------- ------------- ------------- -------- ----------
Balance at
 December 31, 1997              5,882,928    2,373   4,681,295   112,500         -           -       (3,839,129) (85,000)   872,039

Common stock issued
 for cash,
 on April 16, 1998,
 at $2.00
 per share                        102,000       41     203,959         -         -           -                -        -    204,000

Common stock issued
 upon exercise of
 options, on
 June 11, 1998,
 at $1.44 per share                12,500        5      17,964                                                               17,969

Common stock
 issued (voided)
 in connection with
 services rendered
 February 12, 1998,
  at $0.53 per share               26,209       10      13,906                                                               13,916

April 1, 1998, at
  $3.25 per share                  10,000        4      32,496                                                               32,500

 May 14, 1998, at
 $3.75 per share                   13,646        6      51,168                                                               51,174

 May 14, 1998, at
 $3.75 per share                  (22,743)      (9)    (85,277)                                                             (85,286)

Common stock
 issued for
 cash in August
 and September
 1998 at $2.00 per
 share net of
 issuance costs of
  $485,826                      2,800,000    1,120   5,113,054                                                            5,114,174

Common stock
 issued upon
 exercise of
 options at
 $0.53 per share                   17,202        6       9,128                                                                9,134

Fair value of
 Common Stock
 warrants committed
 to representing
 stock issuance cost                                  (973,000)  973,000                                                          -

Fair value of options
 granted  in
 connection with
 services rendered                                     159,000                                                              159,000

The accompanying notes are an integral part of these consolidated financial statements.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                           CONSOLIDATED STATEMENTS OF
                              STOCKHOLDERS' EQUITY



                     Preferred                                                                      Deficit
                       Stock      Common Stock                                                     Accumulated             Total
                   ------------ ------------------  Capital in                        Deferred     During the              Stock-
                          Par                Par    Excess of              Notes     Stock-Based   Development  Treasury   holders'
                   Shares Value   Shares    Value   Par Value   Warrants Receivable  Compensation     Stage       Stock     Equity
                   ------ ----- ---------- -------  ---------- --------- ---------- ------------- ------------- -------- ----------
Common stock
 issued for
 exercise of
 options $0.60
 per share                          37,500     15      22,485                                                                22,500

Common stock
 returned to
 investees at
 $2.00 per
 share in
 October 1998                     (400,000)  (160)   (799,840)                                                             (800,000)

Common stock
 issued upon
 exercise of
 options $0.531
 per share in
 October 1998                       94,375     38      50,075                                                                50,113

Common stock
 issued
 representing
 stock issuance
 costs                               7,500      3      14,997                                                                15,000

Net loss for the
 year ended
 December 31, 1998                       -      -           -           -          -          -     (3,293,493)        - (3,293,493)
                                ---------- -------  ---------- --------- ---------- ------------- ------------- -------- ----------
Balance at
 December 31, 1998               8,581,117  3,452   8,511,410   1,085,500          -          -     (7,132,622)  (85,000) 2,382,740

Common stock
 issued for cash
 February 1999 at
 $2.50, net of
 issuance costs of
 $2,104                             50,000     20     122,876                                                               122,896

February 1999 at
 $3.00, net of
 issuance costs of
  $25,246                          500,000    200   1,474,554                                                             1,474,754

April 1999 at $3.00
  per share                      1,666,667    667   4,999,333                                                             5,000,000

Common stock issued
 upon exercise of
 options January,
 March, August, and
 December
 1999 at $0.53 per
 share                             195,227     78     103,557                                                               103,635

February 1999 at
 $0.58                              12,625      5       7,368                                                                 7,373

January and February
1999 at $0.60                       26,667     11      15,990                                                                16,001

February 1999 at
 $1.44                              37,500     15      53,891                                                                53,906

February and March
 1999 at $1.45                     200,000     80     289,920                                                               290,000

January, February,
 and March
 1999 at $1.50                     195,084     78     292,548                                                               292,626

January 1999 at
 $2.80                               8,125      3      22,747                                                                22,750

Common stock
 issued upon
 exercise of
 warrants January
 1999 at $0.50
 per share                         200,000     80      99,920                                                               100,000

January 1999 at
 $1.44 per share                    11,080      4      15,923                                                                15,927

January and
 February 1999 at
 $1.50 per share                    64,380     26     183,251     (86,707)                                                   96,570

March 1999 at $2.00
 per share                           7,500      2      24,673      (9,675)                                                   15,000

February and March
 1999 at $2.10
 per share                          33,700     13     111,534     (40,777)                                                   70,770

January - March
 1999 at $3.00
 per share, net of
 issuance costs
 of $123,805                     2,452,000    983   7,239,689      (8,475)                                                7,232,197

March 1999 at
 $3.50 per share
 net of issuance
 costs of $3,344                    50,000     20     172,035                                                               172,055



The accompanying notes are an integral part of these consolidated financial statements.

        DBS INDUSTRIES, INC. AND SUBSIDIARIES
            (A Development Stage Company)
             CONSOLIDATED STATEMENTS OF
                STOCKHOLDERS' EQUITY


                                                                                                       Deficit
                         Preferred Stock Common Stock   Capital                                       Accumulated           Total
                         --------------- -------------  in Excess                         Deferred    During the            Stock-
                                 Par            Par      of Par                Notes      Stock-Base  Development Treasury holders'
                         Shares Value   Shares  Value     Value    Warrants   Receivable Compensation    Stage    Stock     Equity
                         ------ ------  ------- -----  -------- ------------- --------- ------------ ----------- -------- --------

Expiration of
  warrants                                                15,730      (15,730)

Deferred stock
 compensation                                          2,490,337                          (2,490,337)                             -

Options issued in
 connection with
 services rendered                                       751,497                                                            751,497

Amortization of
deferred stock
compensation                                                                                 957,755                        957,755

Warrants issued in
 connection with
 services rendered in
 November and December
 1999                                                     22,800                                                             22,800

Issuance of common
 stock in connection
 with litigation
 settlement in March 1999
 at $5.00 per share                       63,239     25  324,391                                                            324,416

Fair value of Common
 Stock warrants
 committed to
 representing deferred
 stock issuance costs
 in  December 1999                                                     673,500                                              673,500
                                                                                                                                  -
Warrant issued in
 connection with
 stock issuance costs                                    (270,000)     270,000                                                    -

Note Receivable from
 Stockholder                                                                   (60,000)                                     (60,000)

Retirement of Treasury
 Stock                                                   (85,000)                                                 85,000         -

Net loss for the year
ended December 31, 1999                                                                                (5,915,493)       (5,915,493)

                          -----  ---- ---------- ------ ----------- ---------- ---------- ---------- ------------ ------ ----------
Balance at
 December 31, 1999            0    0  14,354,911 $5,762 $26,968,174 $1,890,436 $(60,000)  (1,532,582)$(13,048,115)$    - $14,223,675

The accompanying notes are an integral part of these consolidated financial statements.

                                  DBS INDUSTRIES, INC. AND SUBSIDIARIES
                                      (A Development Stage Company)
                                        CONSOLIDATED STATEMENTS OF
                                           STOCKHOLDERS' EQUITY
                                                                                                   Deficit
                   Preferred Stock Common Stock     Capital                                        Accumulated             Total
                   --------------- -------------    in Excess                         Deferred     During the   Trea-      Stock-
                           Par             Par     of Par                 Notes      Stock-Base    Development  sury      holders'
                   Shares Value   Shares   Value    Value      Warrants   Receivable Compensation    Stage      Stock     Equity
                   ------ ------ --------- ------ ------------ ---------- ---------- ------------ ------------- -----  ------------

Balance at
 December 31, 1999      - $    - 14,354,911 $5,762 $26,968,174 $1,890,436 $ (60,000)  $(1,532,582) $(13,048,115)$   -  $ 14,223,675

Preferred stock
issued for cash
January-March 2000
at $30.00 per share
  net of
issuance costs
of $84,634        29,564     12                    802,273                                                                  802,285

Common stock issued
 for cash January
 2000 at $1.83 per
 share                                  490            900                                                                      900

Common stock issued
 upon exercise of
 options  March 2000
 at $2.19 per share                  15,000      6  32,807                                                                   32,813

March 2000 at $.53
 per share
 (unaudited)                         15,000      6   7,959                                                                    7,965

March 2000 at $1.45
 per share                           50,000     20  72,480                                                                   72,500

March 2000 at $1.50
 per share                           10,000      4  14,996                                                                   15,000

Common stock issued
 upon exercise of
 warrants March 2000
 at $1.50 per share                   3,870      1  11,144         (5,340)                                                    5,805

Common stock issued
 in connection with
 services rendered
(unaudited) January
   2000 at
 $2.29 per share                      4,687      2  10,748                                                                   10,750

Amortization of
deferred stock
compensation
(unaudited)                                                                               247,279                           247,279


Net loss for the
three months ended
 March 31, 2000                                                                                      (1,525,482)         (1,525,482)
                   ------- ------ --------- ------ ------------ ---------- ---------- ------------ ------------- -----  ------------
Balance at
 March 31, 2000    29,564 $   12 14,453,958 $5,801 $27,921,481 $1,885,096  $(60,000)  $(1,285,303) $(14,573,597)  $ -   $13,893,490

The accompanying notes are an integral part of these consolidated financial statements.



                             DBS INDUSTRIES, INC. AND SUBSIDIARIES
                                (A Development Stage Company)
                             CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                   April 25, 1990
                                              Three Months Ended           Year  Ended             (Inception) to
                                                   March 31,               December 31,              March 31,
                                            2000          1999          1999            1998             2000
                                        ------------  -------------   ------------  ------------- ---------------
                                        (unaudited)    (unaudited)                                  (unaudited)

Reconciliation of net loss to net cash
  used in operating activities:

Net loss                                $(1,525,482)  $(1,106,274)    $(5,915,493)   $(3,293,493)  $(14,573,597)
Adjustments to reconcile net loss to
 net cash used in operating activities:

 Depreciation and amortization                 3,502        2,749          15,719         73,122        450,477

 Minority interest's share of net loss             -            -               -              -         (8,575)

 Noncash charges                                   -            -               -        573,999      1,084,545

 Amortization of stock-based compensation    247,279            -         957,755              -      1,205,034

 Issuance of options and warrants for
  services rendered                                -       28,859         774,298              -        774,298

 Issuance of common stock in connection
  with the litigation settlement                   -      324,391         324,391              -        324,391

 Equity in loss of investees, net                  -            -               -        100,143        529,972

 Gain on sales of investments                      -            -               -        228,323     (5,829,218)

 Loss on disposal of equipment                 1,721            -               -        216,932          1,721

 Allowance for losses on advances                  -            -               -              -        216,932

 Common stock issued as payment for
  interest                                         -            -               -              -          7,000

 Decrease (increase) in accounts receivable
  and other assets                            34,103       13,675         (43,301)        48,127        (61,132)

 Increase (decrease) in accounts payable
  and accrued liabilities                    408,389     (492,475)        204,675       (108,264)     1,018,304

 Increase in customer advances                     -            -               -              -        400,000
  Net cash used in operating activities     (830,488)  (1,229,075)     (3,681,956)    (2,161,111)   (14,459,848)

Cash flows from investing activities:
Proceeds from sale of investment                   -            -               -        199,940      1,099,940
Proceeds from Loral settlement                     -            -               -              -      3,573,677
Purchase of furniture and equipment           (2,704)           -         (34,394)        (5,523)      (148,145)
Satellite construction costs                 (35,447)  (1,066,342)    (10,800,790)    (1,272,083)   (12,108,320)
Organization costs                                 -            -               -              -        (28,526)
Advances to officer                                -      (60,000)        (60,000)             -        (91,187)
Purchase of interest in Continental                -            -               -              -     (2,292,409)

The accompanying notes are an integral part of these consolidated financial statements.

                             DBS INDUSTRIES, INC. AND SUBSIDIARIES
                                 (A Development Stage Company)
                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                               April 25, 1990
                                                      Three Months Ended          Year  Ended                   (Inception) to
                                                           March 31,               December 31,                   March 31,
                                                    2000          1999        1999            1998                2000
                                              --------------- -------------- ------------ --------------     -------------------
                                                (unaudited)     (unaudited)                                      (unaudited)

Investments, advances and other                       -                -     (1,518,081)      (407,292)         (2,726,807)

Net assets of purchased subsidiaries                  -                -              -              -            (147,500)

Cash transferred from Fi-Tek IV, Inc.
    pursuant to the merger and reorganization         -                -              -        156,648

Cash of divested subsidiary                           -                -              -              -                (277)

Purchase of patents                                   -                -              -              -             (18,251)

Proceeds from repayment of advances to                                                         152,500
   affiliate                                          -                -              -              -

Restricted cash on credit line                        -                -              -              -             300,000

     Net cash used in investing activities      (38,151)      (1,126,342)   (12,413,265)    (1,484,958)        (12,278,657)

Cash flows from financing activities:

Repayment of borrowing under credit line              -                -              -              -            (300,000)

Issuance of debentures                                -                -              -              -           4,817,501

Issuance of preferred and common stock        1,021,902       10,449,705     15,240,555      4,997,226          24,413,199

Redemption of common stock warrants                   -                -              -              -            (19,490)

Stock issue costs                               (84,634)         (79,725)      (154,100)      (442,500)          (738,469)

Purchase of shares                                    -                -              -              -             (5,000)

Payment of debentures                                 -                -              -              -         (1,168,445)

Proceeds from stockholders' loans                     -                -              -              -            442,750

Payment of stockholders' loans                        -                -              -              -           (351,967)

Net cash provided by financing activities       937,268       10,369,980     15,086,455      4,554,726         27,090,079

Net increase in cash and cash equivalents        68,629        8,014,563     (1,008,766)       908,657            351,574

Cash and cash equivalents, beginning of period  282,945        1,291,711      1,291,711        383,054                  -

Cash and cash equivalents, end of period       $351,574       $9,306,274       $282,945     $1,291,711           $351,574


The accompanying notes are an integral part of these consolidated financial statements.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



1.       Organization and Basis of Presentation

         These consolidated financial statements include the accounts of DBS Industries, Inc. (the "Company"), and its wholly-owned subsidiaries, Global Energy Metering Service, Inc. ("GEMS"), and NewStar Limited ("NewStar"). Intercompany transactions and balances have been eliminated in consolidation.

         The Company was organized as a Delaware corporation on August 3, 1989. Since inception the Company has been in the development stage. The Company's current business plan is to develop a data communication service using a constellation of low earth orbit satellites and the internet. The Company's financial statements have been prepared assuming the Company will continue as a going concern. Since inception, the Company has devoted substantially all of its efforts to developing its business. The Company has therefore incurred substantial losses and negative cash flows from operating activities as reflected in these consolidated financial statements. Accordingly, the Company has relied primarily upon obtaining equity capital and debt financing to support its operations.

        The Company does not expect revenue to exceed costs and expenses in 2000 and, accordingly, will continue to incur losses and negative cash flows from operating activities. To address financing needs, the Company is pursuing various financing alternatives. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. During fiscal 1999, the Company raised approximately $15 million from warrant exercises and sale of shares of common stock. However, the Company will need substantial additional capital, at least $100 million, to construct its proposed satellite constellation. Such financing is likely to result in a significant dilution in the equity interests of the current stockholders. The construction of the first two of the six planned satellites was required to commence by April 1999 pursuant to the terms of the Federal Communications Commission (FCC) license granted to E-SAT. The Company notified the FCC that it has achieved this milestone by entering into a construction contract on March 31, 1999. To date, the FCC has neither confirmed nor denied the achievement of this milestone. These financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

        GEMS is a Delaware corporation in the development stage whose primary activity has been the development of satellite and radio systems for use in automating the control and distribution of gas and electric power by utility companies. GEMS had no significant activity during fiscal 1999.

        The Company's investments in E-SAT Corporation, in which the Company has an ownership interest of 20%, are accounted for using the equity method. The Company's investment in EchoStar Communication, Inc. (EchoStar) and interest in Continental Satellite Corporation were disposed of during 1997 (see Notes 3 and
6) and its interest in Seimac Limited was disposed of during 1998 (see Note 3).

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



     In January 1998, the Company created NewStar Limited, a wholly-owned subsidiary organized under the Laws of the Republic of Bermuda.

2. Summary of Significant Accounting Policies

     Hereafter, unless otherwise specified, all referenc es to the "Company" include DBS Industries, Inc. and its wholly-owned subsidiaries.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the recoverability of satellite construction costs and the investment in E-SAT. Actual results could differ from those estimates.

     Cash equivalents

     The Company considers all money market instruments and other highly liquid investments with original maturities of three months or less to be cash equivalents.

     Depreciation

     Furniture and equipment are depreciated over the estimated useful lives of the assets ranging from five to seven years using the straight-line method of depreciation. When assets are disposed of, the related cost and accumulated depreciation are removed from the books and the resulting gain or loss is recognized in the year of disposal.

     Satellite construction costs

     Satellite construction costs will be depreciated over the useful economic lives of the satellites once they enter into service.

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of". The Company reviews satellite construction costs and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There was no impact as of December 31, 1999.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)


     Goodwill

     Goodwill is amortized using the straight-line method over five years. Amortization expense charged to operations for the years ended December 31, 1999, 1998 and 1997, was $2,515, $5,564, and $20,715 respectively.

     Income taxes

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income tax liabilities and assets are determined based on the difference between the financial reporting amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such amounts are based on enacted tax laws and rates in effect for the years in which the differences are expected to affect taxable income, net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Net earnings (loss) per share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share, which establishes standards for computing and presenting earnings (loss) per share. Under these standards, basic earnings per share is computed based on the weighted average number of common shares outstanding and excludes any potential dilution; diluted earnings per share reflects diluted effects of all outstanding common stock equivalents. Options and warrants are excluded from the EPS calculation in loss years due to their antidilutive effect. The following table summarizes options and warrants outstanding:


                                                                    Year Ended December 31,
                                                            1999             1998             1997
                                                       --------------  --------------  ---------------
Options and warrants (excluded from) included in EPS
calculation                                             (6,153,167)      (6,220,695)       1,748,938

Price range                                            $0.40 - $5.60    $0.40 - $5.60    $0.39 - $5.60


                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)


     Recently issued accounting pronouncements

     In March 1997, SFAS No. 129, Disclosure of Information About Capital Structure, was issued and has been implemented by the Company. In June 1997, SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information were issued and are effective for the year ended December 31, 1998. The Company has not implemented SFAS Nos. 130 and 131 as their provisions are not applicable to the Company's operations.

     Reclassifications

     Certain prior period balances have been reclassified to conform to the current year's presentation.

     Segment reporting

     Effective May 1, 1998, the Company adopted the Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires that an enterprise report financial and description information about its reportable operating segments. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company has determined that they operate in a single segment as defined by SFAS 131. Adoption of this standard does not affect the Company's results of operations or financial position.

     Comprehensive income

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 established standards for reporting and display of comprehensive income and its components and is effective for periods beginning after December 15, 1997. The Company's comprehensive income approximated net income for all periods presented.

3. Investments and license acquisition costs

     Following is a summary of the Company's significant investment activities and license acquisition costs:

     Direct Broadcasting Satellite Corporation (DBSC)

     DBSC is one of nine permittees of the Federal Communications Commission for Direct Broadcast Satellite (DBS) services. As of December 31, 1996, the Company owned approximately 25% of the common stock of DBSC. The Company accounted for its investment using the equity method.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



       On December 21, 1995, DBSC and EchoStar agreed to a merger, subject to government approval. Under the terms of the merger agreement, (1) both parties agreed to merge DBSC into a wholly-owned subsidiary of EchoStar, and (2) DBSC stockholders would be entitled to receive at their option, $7.99 in cash or
 .67417 shares of EchoStar common stock for each of the 973,148 DBSC shares not already owned by EchoStar. At December 31, 1996, the Company owned 401,107 shares of the common stock of DBSC. The requisite government approvals were obtained and the merger consummated on January 8, 1997. On January 23, 1997, the Company elected to exchange all of its 401,107 DBSC shares for 270,414 shares of EchoStar common stock which was valued at $25.00 per share as of January 8, 1997, the effective date of the merger. In connection with this transaction, the Company recorded a gain of approximately $6.2 million in its first quarter of 1997.

       On August 29, 1997, the Company transferred the 270,414 shares back to EchoStar in exchange for the retirement of certain debentures and recognized a loss on such transfer of approximately $2.3 million due to a decline in the market value in the EchoStar stock.

       E-SAT, Inc. (E-SAT)

       In October 1994, the Company and EchoStar formed E-SAT for the purpose of filing with the FCC for a license to operate a low earth orbit satellite system. E-SAT filed with the FCC on November 16, 1994. The Company holds a 20% interest in E-SAT. The Company's total investments in, and advances to, E-SAT were $851,490 as of December 31, 1999 and 1998. The investment is accounted for using the equity method. The Company's equity in losses of E-SAT for the years ended December 31, 1999 and 1998, were $0 and $134,524, respectively.

       On March 31, 1998, the Federal Communications Commission approved E-SAT's application for a low earth orbit satellite license. E-SAT is required to meet certain milestones and other covenants in order to maintain its license.

       On April 8, 1999, the Company notified the FCC that it had entered into a construction contract for the first two satellites of the E-SAT system on March 31, 1999.

       On July 30, 1999, the Company entered into an agreement with EchoStar under which it will receive 60.1% of E-SAT's shares from EchoStar in exchange for consideration, including the grant of rights to use up to 20% of the satellite capacity of the E-SAT system by EchoStar. As a result of this transaction, the Company will own 80.1% of the E-SAT shares. This share purchase agreement is subject to approval by the FCC. In connection with the negotiations of the share purchase agreement with EchoStar, the Company paid $1,517,187 to a consultant during 1999 and capitalized such costs in the E- SAT investment account.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



       Seimac Limited

       On November 30, 1995, the Company acquired 232,829 shares representing 20% of the voting shares of common stock of Seimac Limited, a Canadian company, pursuant to a stock purchase and exchange agreement in exchange for 165,519 shares of common stock of the Company, valued at $662,010. The Company's investments of $662,010 was $464,255 in excess of the Company's proportionate share of the net book value of Seimac as of November 30, 1995. This excess is being amortized over a period of five years. The amortization of this excess book value amounted to $30,949 and $92,851 for the years ended December 31, 1999 and 1998. This investment is accounted for using the equity method.

       For the year ended December 31, 1998, the Company has recorded its proportionate share of Seimac Limited's net income of $34,381.

       On April 30, 1998, the Company sold its entire interest consisting of 232,829 Seimac shares in exchange for $200,000 in cash and $51,417 in forgiven debt. The Company recorded a loss of approximately $228,000 in connection with this transaction.

       Continental Satellite Corporation (Continental)

       On January 12, 1996, the Company entered into a stock purchase agreement with a third party (the Seller) to acquire 72,030 shares of common stock of Continental in exchange for approximately $2,300,000 in cash. A $50,000 advance was paid to the seller in December 1995. Continental has received one of the nine DBS licenses awarded by the FCC.

       In connection with this agreement, the Company issued a three-year, Series B convertible debenture to EchoStar on January 12, 1996, for proceeds of $3,000,000.

       On January 22, 1996, Loral Aerospace Holdings, Inc., a Continental common stockholder (the plaintiff), filed a complaint in the Superior Court of the State of California against Continental and its stockholders alleging that the common shares purchased by the Company were improperly issued and, therefore, should be voided. On May 16, 1996, the Court ruled that the Continental shares were invalidly issued. However, the Court also rule that the Company was not without equitable remedy and allowed the Company to commence an action against Loral.

       On April 21, 1997, the Superior Court of Santa Clara County awarded the Company damages of approximately $4.1 million, plus 50 percent annual interest. On August 17, 1997, the Company and Loral formally completed an agreement wherein the Company received a cash payment of approximately $3.5 million from Loral in exchange for dismissals of appeals by both parties.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



       The excess of the settlement payment over the Company's carrying value for its interest in Continental of $1.2 million was recorded as a gain on sale of investment for the year ended December 31, 1997.

4.     Satellite Construction Costs

       During the construction of the System, the Company is capitalizing all design, engineering, launch and construction costs. Such costs amounted to approximately $12 million as of December 31, 1999. On December 15, 1998, the Company and Alcatel entered into a Memorandum of Understanding and authorization to proceed ("MOU") pursuant to which Alcatel would become the General Contractor for the design, construction and launch services for the Company's planned low earth orbit satellites. Upon signing of the MOU, the Company made a $1 million advance payment to Alcatel.

       In January and February 1999, the Company made additional payments to Alcatel totaling $1 million.

       On March 31, 1999, the Company signed construction and launch contracts with Surrey Satellite Technology Limited ("Surrey") and Eurockot, respectively, and made advance payments of $7.8 million in April 1999 and $2.0 million in July 1999. Total payments under these cancelable contracts will amount to approximately $47 million through January 2001. In July 1999, the Company, Surrey and Eurockot reached agreements under which $3.2 million of the required milestone payments due in July 1999 totaling $4.8 million were deferred to yet to be agreed upon dates.

       On October 8, 1999, the Company and Alcatel entered into an agreement under which Alcatel will serve as prime contractor for the construction of the Company's low earth orbit satellite communications system. This agreement becomes effective upon the Company's payment of $14.1 million to Alcatel which, as of July 14, 2000, has not occurred. (Unaudited).

5.     Customer Advances

       The Company's wholly-owned subsidiary, Global Energy Metering Services, Inc. (GEMS), is party to a contract to deliver 10,000 satellite radio units. The purchase order is for $1.2 million and under the terms of the purchase order, GEMS would receive a total of $500,000 in advance payments on the contract, based on certain milestone achievements. As of December 31, 1998, this purchase order had been suspended by both parties when the Argos System became unavailable. The $400,000 in milestone payments received are reported as customer advances on the accompanying balance sheet. These milestone payments could be subject to refund in whole or in part.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



6.     Retirement of Convertible Debentures

       On August 29, 1997, the Company completed an agreement with EchoStar to retire three convertible debentures in the principal amount of $4,640,000 with accrued interest of $722,811 and certain legal fees and other expenses related to the transaction. In exchange for EchoStar's retirement of the debt, the Company transferred back to EchoStar 270,414 shares of EchoStar Class A common stock and made a cash payment of approximately $936,000 from the proceeds of its settlement with Loral (Note 3). The value of the EchoStar shares was determined based on a per share price of $16.57 which represented the closing bid price on August 27, 1997, the date the parties initially agreed to the terms of the transaction.

7.     Commitments

       Operating leases

       The Company and its wholly-owned subsidiaries lease their facilities under noncancellable operating leases which run concurrently and expire in July 2003. Minimum future rental payments under the leases, are as follows:

            Year Ended
           December 31,
           -------------
               2000                 $178,128
               2001                  178,128
               2002                  178,128
               2003                  103,908
                                     --------

       Total rent expense was $150,084 and $82,615 for the years ended December 31, 1999 and 1998, respectively.

       Other

       Refer to Note 4 for certain contract commitments.

8.     Stockholders' Equity

       Common Stock

       The  Company's   Certificate  of  Incorporation,   as  amended  in  1999,
authorizes the issuance of 50,000,000 shares of common stock with a par value of $0.0004 per share. Each record holder of common stock is entitled to one

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)


vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting of the election of directors is not permitted by the Certificate of Incorporation.

       Preferred Stock

       The Company's Certificate of Incorporation, as amended in 1999, authorizes the issuance of 5,000,000 shares of preferred stock with par value of $0.0004 per share. The Board of Directors of the Company is authorized to issue preferred stock from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between the series, and to allow for the conversion of preferred stock into common stock. No preferred stock has been issued by the Company as of December 31, 1999.

       Equity transactions with non-employees

       On January 13, 1996, the Company issued warrants for the purchase of 75,000 shares of the Company's Common Stock at an exercise price of $7.30. On December 31, 1997, the Company replaced these with new warrants at an exercise price of $1.44. These warrants were issued for services rendered and are exercisable through January 2006. As of December 31, 1999, none of these warrants have been exercised.

       On July 9, 1997, the Company issued warrants for the purchase of 200,000 shares of the Company's Common Stock at an exercise price of $0.50 per share. These warrants were issued in connection with a $100,000 short-term loan made by a stockholder of the Company. As of December 31, 1997, the loan had been repaid. These warrants were exercised during 1999.

       In April 1998, the Company granted options to two consulting firms to purchase 400,000 and 233,334 shares of the Company's Common Stock at prices of $1.45 and $1.50 per share, respectively. These options have terms of five years and vest over a one year period.

       In June 1998, the Company issued 102,000 shares of its Common Stock at a price of $2.00 per share. In connection with this stock offering, the Company issued warrants to purchase 102,000 shares of the Company's Common Stock at an exercise price of $3.00 per share through June 30, 2001.

       In July 1998, the Company's president was named as a defendant in a lawsuit filed by a firm claiming that it was promised shares of the Company's Common Stock. In March 1999, the Company settled this matter by issuing 63,239 shares of the Company's Common Stock, valued at approximately $324,000, and paying $15,000 in cash to the plaintiff.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



       During the six months ended December 31, 1998, the Company issued 2,800,000 units each consisting of a share of Common Stock at a price of $2.00 per share and a warrant to purchase a share of common stock at an exercise price of $3.00. In connection with this stock offering, the Company incurred the following stock issuance costs: (i) cash payments of $442,500, (ii) 7,500 shares of Common Stock with a fair value of $15,000, and (iii) warrants to purchase 728,000 shares of the Company's Common Stock at exercise prices varying from $1.50 to $3.00. The fair value of such warrants amounted to $973,000 and was recorded as a separate element of the Company's equity.

       In October 1998, at the request of two stockholders due to changes in their financial condition, the Company rescinded stock purchase agreements relating to 400,000 units and refunded $800,000 in proceeds to the two stockholders.

       Under the terms of the above stock offerings, the Company registered such shares and warrants in November 1998.

       In February 1999, the Company issued (a) 500,000 units each consisting of a share of Common Stock at a price of $3.00 per share and a warrant to purchase a share of Common Stock at an exercise price of $4.00, (b) 50,000 units consisting of a share of common stock at a price of $2.50 per share and a warrant to purchase a share of common stock at an exercise price of $3.50. Sale of these units resulted in gross proceeds to the Company of approximately $1.6 million. In connection with this offering, the Company granted warrants to purchase 75,000 shares of the Company's common stock at an exercise price of $3.75. Such grant represented stock issuance costs and therefore, its fair value of $270,000 was recorded as an offset against the proceeds of the offering.

       In March 1999, the Company received proceeds of approximately $7.5 million from the exercise of warrants to purchase 2.5 million shares of the Company's Common Stock.

       During April 1999, Surrey and Eurockot purchased 1,666,667 shares of the Company's Common Stock for a total $5 million in cash.

       During 1999, the Company granted options and warrants to purchase 347,273 shares of the Company's common stock at exercise prices ranging from $0.79 to $2.75 to several service providers. The fair value of such options and warrants, which amounted to approximately $774,000, was recorded as an expense during 1999. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 100%, expected life of 10 years for options and 2 to 3 years for warrants, risk free interest of 5% to 6% and underlying stock prices equal to fair market value at the time of grant.

       In December 1999, the Company granted warrants to purchase 500,000 shares of the Company's common stock at an exercise price of $2.81 per share to a financial institution as consideration for its efforts to help raise capital.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



The fair value of such warrants of $674,000 was recorded as a long term asset and will be offset against proceeds once they are received. The fair value of the warrants was estimated on the date of grant using the Black-Scholes model with volatility of 100%, expected life of 3 years, risk-free interest rate of 5% and fair market value of the common stock of $2.25 per share.

       During 1999, the Company received proceeds of $598,526 from the exercise of options to purchase 425,084 shares of the Company's Common Stock, and proceeds of $320,768 from the exercise of warrants to purchase 324,160 shares of the Company's common stock.

       Equity transactions with employees

       In February 1996, the Company adopted the 1996 Stock Option Plan (the 1996 Plan) to consolidate its three existing plans. In May 1998, the Company adopted the 1998 Stock Option Plan ("the 1998 Plan"), which provides for the issuance of a maximum of 500,000 shares of the Company's Common Stock. Provisions of the 1996 and 1998 Plans are substantially similar to those of the earlier plans. The overall purpose of the 1996 and 1998 Plans is to advance the long-term interest of the Company by motivating its employees, directors and consultants with the opportunity to obtain an equity interest in the Company and to attract and retain such persons upon whose judgements the success of the Company largely depends.

       Eligible employees, directors and consultants can receive options to purchase shares of the Company's Common Stock at a price generally not less than 100% of the fair market value of the common stock on the date of the grant of incentive stock options. Nonqualified and nonplan options may be granted at a price lower than fair market value. The options granted under the 1996 and 1998 Plans are exercisable over a maximum term of ten years from the date of grant and generally vest over (i) one year in the case of directors and consultants, and (ii) up to a five-year period in the case of employees. Shares sold under the 1996 and 1998 Plans are subject to various restrictions as to resale.

       In February 1997, the Company completed a stock option repricing program in which 1,119,646 stock options, originally issued with exercise prices ranging from $1.60 to $6.00 per share, were reissued with an exercise price of $1.44 per share, which approximated fair market value.

       In December 1997, the Company completed a second voluntary stock option repricing program in which approximately 1,135,726 stock options, originally issued with an exercise price of $1.44 per share were reissued with exercise prices ranging from $0.53 to $0.58 per share. The Company has maintained the vesting schedule from the original grants.

       In addition, the Company granted non-plan options to certain employees in connection with their employment agreements.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



       Information with respect to plan and non-plan activity is set forth below:


                                                      Outstanding Options
                                                                                            Weighted
                                                                                             Average
                                   Number of          Price Per               Aggregate     Exercise
                                     Shares             Share                   Price        Price
                                 ------------      ----------------       ---------------  -----------
Balance, December 31, 1997         1,418,233          $0.40 - $5.60         $   1,271,648      0.90

        Granted                      787,500          $0.53 - $2.19               569,329      0.78
        Exercised                   (161,577)         $0.53 - $1.44               (99,722)     0.62
        Terminated                         -                      -                     -         -

Balance December 31, 1998          2,044,156         $0.40 - $5.60              1,741,255

        Granted                    2,149,700         $0.39 - $5.50              2,759,768      1.33
        Exercised                   (280,144)        $0.53 - $2.80              (203,695)      0.73
        Terminated                   (10,340)            $0.53                    (5,491)      0.53

Balance December 31, 1999          3,903,372         $0.39 - $5.60          $  4,291,837



        The following table summarizes information with respect to stock options outstanding at December 31, 1999:


                                                                                  Options Exercisable
                                        Options Outstanding
       Range of             Number          Weighted           Weighted          Number         Weighted
    Exercise Price        Outstanding       Average             Average        Exercisable       Average
                                           Remaining         Exercise Price                      Exercise
                                          Contractual                                             Price
                                          Life (Years)
    --------------       ------------   -------------------- ----------------  -------------    ---------
    $0.53 - $0.75          1,643,659         7.08                $0.57             1,384,517      $0.55
    $1.08 - $1.67          2,038,501         9.41                 1.31               638,084       1.32
    $2.00 - $2.86            164,928         8.09                 2.33               164,928       2.33
    $5.50 - $5.60             56,284         8.13                 5.51                56,284       5.51
                           3,903,372                                               2,243,813


                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



     The stock based compensation for the twelve months ended December 31, 1999, of $957,755 has been allocated across the relevant functional expense categories within operation expense as follows:

               Marketing and sales            $153,324
               General and administrative      756,035
               Research and development         48,396

        The Company accounts for employee and board of director stock options in accordance with the provisions of APB No. 25 and complies with the disclosure provisions of SFAS No. 123. Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of certain employee stock options was in excess of the exercise price of the options. This amount is recorded as deferred compensation and is classified as a reduction of stockholders' equity and is amortized as a charge to operations over the vesting period of the applicable options. The vesting period is generally four years. The fair value per share used to calculate deferred compensation was derived by reference to the preferred stock values and the Company's initial public offering price range. Consequently, the Company recorded deferred stock compensation of $0 and $2,490,337 during the year ended December 31, 1998 and 1999, respectively. Amortization recognized for the year ended December 31, 1998 and 1999 totaled $0 and $957,755, respectively.

        The weighted average fair value of the options granted or modified for the years ended December 31, 1999 and 1998 was $0.90 and $0.68, respectively. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                            1999          1998         1997
                                          ----------    ----------   ---------

               Risk free interest rate      5.5%           5.7%        5.7%

               Expected life                4 years        4 years     4 years

               Volatility                   100%           227%        80%

               Dividend yield               -              -           -

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



     The following pro forma net income (loss) information has been prepared following the provisions of SFAS No. 123:


                                                          December 31,

                                           1999               1998               1997
                                           ----               ----               ----
Net income (loss)
        As reported                      $(5,915,493)        $(3,293,493)       $3,068,917
        Pro forma                        $(6,252,010)        $(3,713,942)       $1,793,791
Net income (loss) per shares
        As reported                      $     (0.45)        $     (0.47)       $     0.49
        Pro forma                        $     (0.48)        $     (0.53)       $     0.29


9.      Related Party Transactions

        In January 1997, the Company began to defer payment of a portion of all future compensation of the Company's president. The deferred compensation balance was $216,000 as of December 31, 1997. In October 1998, the Company paid its president the amount of $246,000 related to his deferred compensation through September 1998. The president also received a cash bonus of $20,000 in connection with his efforts in securing the E-SAT license.

        Refer to Notes 3 and 6 for disclosures regarding related party transactions with EchoStar.

10.     Income Taxes

        The provision for income taxes for all periods presented relates to current minimum taxes.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



        The estimated tax effect of significant temporary differences and carryforwards that gave rise to deferred income tax assets as of December 31, 1999 and 1998, is as follows:


                                                       1999                               1998
                                             Federal          State           Federal            State
                                        --------------  --------------    --------------    --------------
Deferred tax assets:
    Net operating loss carryforwards       3,439,000         602,000         1,785,000           305,000
    Research and development credit
         carryforwards                       147,000               -           115,000                 -
    Excess of tax over book basis of
       investments, deferred
       compensation, and other                64,000          12,000            10,000             1,500
    Deferred tax assets                    3,650,000         614,000         1,910,000           306,500
    Valuation allowance                   (3,650,000)       (614,000)       (1,910,000)         (306,500)
Net deferred tax assets                            -               -                 -                 -



        Due to the uncertainty of realization, a valuation allowance has been provided to offset the net deferred tax assets. The increase in the valuation allowance was approximately $2,047,500 and $1,293,500 during the years ended December 31, 1999 and 1998, respectively. The provision for income taxes differs from the amount which would arise by applying the combined statutory income tax rate of approximately 40% due to changes in the deferred tax valuation allowance.

        As of December 31, 1999, the Company has net operating loss carryforwards of approximately $10,114,000 and $9,800,000 for federal income tax purposes and California state franchise tax purposes, respectively. The Company also has research and development credit carryforwards. Such carryforwards expire in varying amounts between 2000 and 2020.

        As a result of changes enacted by the 1986 Tax Reform Act, utilization of net operating loss and tax credit carryforwards may be limited due to equity transactions occurring on or after May 6, 1986.

11.     Risks and Uncertainties

        The Company periodically maintains cash balances at banks in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information as of and for the three month periods ended
   March 31, 1999 and 2000, and subsequent to December 31, 1999, is unaudited)



12.     Supplemental Disclosures of Non Cash Investing and Financing Activities

        During the years ended December 31, 1999, 1998 and 1997, the following noncash activities occurred:

     o During 1997, the Company issued 55,419 of its shares of Common Stock to certain individuals in consideration for services rendered. These shares were valued at $76,293. On January 23, 1997, the Company elected to exchange all of its 401,107 DBSC shares for 270,414 shares of EchoStar common stock which were valued at approximately $539,000 and $6,760,000, respectively.

     o On August 29, 1997, the Company settled all principal and accrued interest balances outstanding under its convertible debentures, in exchange for 270,414 shares of EchoStar common stock and a cash payment of approximately $936,000.

     o In April 1998, the Company granted options to two consulting firms to purchase 700,000 shares of the Company's Common Stock. The Company recorded a compensation charge of $159,000 in connection with this transaction during 1998.

     o The Company issued 728,000 warrants to purchase shares of Common Stock to certain individuals for services rendered in connection with the placement of the September 1998 sales of the Company's Common Stock. These warrants were valued at $973,000 and were offset against the proceeds.

     o The Company issued a warrant to purchase 500,000 shares of the Company's common stock in exchange for efforts to help raise capital. The fair value of the warrant of $673,000 was capitalized as a long term asset and will be offset against proceeds, once they are received.

     o The Company issued a warrant to purchase 75,000 shares of the Company's common stock to a financial institution as consideration for its effort to help raise capital. The fair value of $270,000 was offset against the proceeds from the issuance of stock.

13.        Subsequent Event

        As of March 24, 2000, the Company committed to issue 20,833 shares of the Company's preferred stock in exchange for gross proceeds of $624,990 in cash. Each share of preferred stock is convertible, at the election of the holder, into ten shares of the Company's common stock at a conversion price based upon a $3.00 per common share price, or the average trading price of the common stock within a specified period if the common stock is trading at less than $3.00 per share.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Certificate of Incorporation and Bylaws of DBS Industries, Inc. provide for indemnification of its officers and directors to the full extent authorized by law.

Item 25.   Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by DBSI in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC Registration and NASD Application Fees.

          SEC  registration  fee                                  $ 3,004
          Printing and  engraving  expenses       *               $ 2,000
          Accounting fees and expenses            *               $25,000
          Legal fees and expenses                 *               $25,000
          Transfer  agent  and  registrar  fees   *               $ 5,000
          Fees and expenses for qualification
             under state securities laws                          $   -0-
          Miscellaneous                           *               $ 1,000
                                                                  -------
                  TOTAL                                           $61,004
                                                                  =======

*    estimated

Item 26.   Recent Sales of Unregistered Securities

        (a) On July 25, 2000, DBSI sold 133,333 shares of its Common Stock and issued a warrant to purchase 10,000 shares to one accredited investor. The warrant has an exercise price of $0.75 per share and the transaction resulted in gross proceeds to DBSI of $99,999.75. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

        (b) On June 21, 2000, DBSI issued 66,667 shares of its Common Stock to its outside legal counsel for past services. No commission was paid in connection with this transaction. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

        (c) On June 2, 2000, DBSI entered into an agreement to sell shares of its Common Stock, at DBSI's option, to Torneaux Ltd., a corporation organized in The Bahamas. To date, no sales have occurred under the agreement. No commission was paid, however, DBSI issued a Warrant, as a finder's fee, to purchase 250,000 shares of its Common Stock at an exercise price per share of $1.6563 equal to the lesser of $1.5625 or the fair market value of one share of DBSI's Common Stock on the date the registration statement covering the resale of the shares is declared effective by the SEC. The transaction was exempt from registration in reliance upon Regulation S.

        (d) On June 2, 2000, DBSI sold an aggregate of 166,298 shares of its Common Stock to three accredited investors. The stock was sold for $1.00 per share resulting in gross proceeds to DBSI of $166,298. A finder's fee of approximately $11,641 was paid in connection with these transactions. The transactions were exempt from registration in reliance upon Regulation D.

        (e) In 2000, DBSI issued a warrant to purchase 300,000 shares of its Common Stock to a consultant for past services. No commissions were paid. The warrant has an exercise price of $0.6749 per share. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

        (f) On December 6, 1999, DBSI issued a warrant to purchase 100,000 shares of its Common Stock to a consultant for past services. No commissions were paid. The warrant has an exercise price of $2.8138 per share. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

        (g) From December 1999 through March 2000, DBSI sold an aggregate of 35,897 shares of its Series A Convertible Preferred Stock to 12 accredited investors. The stock was sold for $30 per share resulting in gross proceeds to DBSI of $1,077,000. In connection with certain of the transactions, a commission of $69,090 was paid and warrants to purchase 57,586 shares of common stock were issued to SJ Capital. The transactions were exempt from registration in reliance upon Regulation D.

        (h) From September through November 1999, DBSI issued warrants or options to purchase an aggregate of 160,000 shares of its Common Stock to consultants for past services. No commissions were paid. The warrants and options have exercise prices ranging from $1.875 to $2.75 per share. The transactions were exempt from registration in reliance upon Section 4(2) of the Securities Act.

        (i) On April 14, 1999, DBSI sold 333,333 shares of its Common Stock to Surrey Satellite Technology Limited. The stock was sold for $3.00/share resulting in gross proceeds to DBSI of $1 million. No commission was paid in connection with this transaction. The transaction was exempt from registration in reliance upon Regulation S.

        (j) On April 8, 1999, DBSI sold 1,333,334 shares of its Common Stock to Eurockot Launch Services GmbH. The stock was sold for $3.00 per share resulting in gross proceeds to DBSI of $4 million. No commission was paid in connection with this transaction. The transaction was exempt from registration in reliance upon Regulation S.

        (k) On February 12, 1999, DBSI sold 500,000 Units at $3.00 per Unit to four accredited investors. Each Unit consisted of one share of Common Stock and a Warrant to purchase one share of Common Stock at $4.00 per share. The Warrants have a term of three years. The transaction was exempt from registration in reliance upon Regulation D. DBSI paid $75,000 and issued a Warrant to purchase

75,000 shares of Common Stock at $3.75 per share to Cardinal Capital, LLC as a commission in connection with this transaction.

        (l) On February 1, 1999, DBSI sold 50,000 Units at $2.50 per Unit to one accredited investor. Each Unit consisted of one share of Common Stock and a Warrant to purchase one share of Common Stock at $3.50 per share. The Warrants have a term of three years. No commission was paid in connection with this transaction. The transaction was exempt from registration in reliance upon Regulation D.

        (m) In March 1999, DBSI issued 63,239 shares of its Common Stock to Bridge Group (HK) International, Ltd. as part of a settlement of a legal claim asserted by the Bridge Group against DBSI's President. Such shares were valued at $5.12 per share. No commission was paid in connection with the transaction. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

        (n) On September 10, 1998, a former employee exercised his options to acquire 17,202 shares of Common Stock at $.53 per share. No commission was paid in connection with the transaction. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

        (o) During the period from May 22, 1998 to October 1998, DBSI sold 2,509,500 Units at $2.00 per Unit to 23 accredited investors. Each Unit consisted of one share of Common Stock and a Warrant to purchase one share of Common Stock at $3.00 per share. In connection with the sale of 1,250,000 Units, DBSI paid a commission of $125,000 to Strome Susskind Securities L.P., who served as placement agent for such sale. In addition, DBSI has paid an aggregate of $355,500 and Warrants to purchase 728,000 shares of Common Stock to various entities as finders' fees and for other financial services rendered. The transactions were exempt from registration in reliance upon Regulation D.

        (p) On June 15, 1998, a director exercised an option to purchase 12,500 shares of Common Stock at $1.44 per share. No commission was issued in connection with the transaction. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

        (q) On May 15, 1998, DBSI issued 10,000 shares of Common Stock at $1.94 per share; (ii) March 4, 1998, 26,209 shares of Common Stock at $.53 per share;
(iii) November 3, 1997, 14,578 shares of Common Stock at $1.13 per share; (iv) May 20, 1997, 7,605 shares of Common Stock at $2.00 per share; (v) September 26, 1996, 22,743 shares of Common Stock at $3.75 per share; and (vi) May 1, 1996,
2,933 shares of Common Stock at $5.60 per share to an attorney for legal services. No commissions were paid in connection with these transactions. These transactions were exempt from registration upon reliance of Section 4(2) of the Securities Act.

        (r) On August 1, 1997, DBSI issued 15,000 shares of Common Stock valued at $.56 per share to one individual in consideration of such individual making a $100,000 loan to DBSI. No commission was paid in connection with the transaction. This transaction was exempt from registration upon reliance of
Section 4(2) of the Securities Act.

Item 27.  Exhibits

        The following Exhibits are filed with or incorporated by reference into this Registration Statement:

(2.1) Plan and Agreement of Reorganization, dated September 30, 1992, entered into with DBS Industries, Inc. Network, Inc. and certain of its Shareholders which was previously filed in, and is hereby incorporated by reference to, DBSI's Current Report on Form 8-K, date of report, December 2, 1992.(1)

(3.0) Certificate of Incorporation, which was previously filed in, and is hereby incorporated by reference to, DBSI's Registration Statement on Form S-18, No. 33-31868-D, effective May 11, 1990.(1)

(3.1)      Bylaws,  which was previously filed in, and is hereby incorporated by
           reference  to,  DBSI's  Registration   Statement  on  Form  S-18,  No
           33-31868-D, effective May 11, 1990.(1)

(3.2)      Restated Certificate of Incorporation.(1)

(3.3) Certificate of Designations, creating the Series A Convertible Preferred Stock.

(4.1) Form of Unit Warrant Agreement, which was previously filed in, and is hereby incorporated by reference to, DBSI's Registration Statement on Form S-18, No. 33-31868-D, effective May 11, 1990.(1)

(4.2)      Specimen Stock Certificate.(1)

(4.3)      Form of Warrant issued to SJ Capital

(5.1)      Opinion of Bartel Eng Linn & Schroder

(10.6)     1993 Incentive Stock Option Plan for DBS Industries, Inc.(1)

(10.7) 1993 Non-Qualified Stock Option Plan for Non-Employee Directors of DBS Industries, Inc.(1)

(10.8) 1993 Non-Qualified Stock Option Plan for Consultants of DBS Industries, Inc.(1)

(10.9) Commercial Lease and Sublease and Consent pertaining to Mill Valley, California office space.(1)

(10.20) AXION Royalty Agreement incorporated by reference to DBSI's Current Report on Form 8-K dated May 16, 1994.(1)

(10.24) DBS Industries, Inc. $3,000,000, Three Year Convertible Debenture Series B due January 12, 1999, incorporated by reference to DBSI's Current Report on Form 8-K dated February 1, 1996.(1)

(10.25) Memorandum of Understanding between ABB Power T&D Company, Inc. and Global Energy Metering Service, Inc. dated February 9, 1996.(1)

(10.26) Stock Purchase Agreement between Seimac Limited and DBS Industries, Inc., comprised of Common Stock Exchange Agreement and Shareholders Agreement both dated December 13, 1995.(1)

(10.30) DBS Industries, Inc. $640,000 Three Year Convertible Debenture, Series C, due December 31, 1999.(1)

(10.31) Employment Agreement between Fred W. Thompson and DBSI, dated April 18, 1996.(1)

(10.32) Employment Agreement between Randall L. Smith and GEMS (DBSI's subsidiary), dated March 1, 1996.(1)

(10.33) Employment Agreement between E.A. James Peretti and GEMS (DBSI's subsidiary) dated April 18, 1996.(1)

(10.34)    1996 Stock Option Plan.(1)

(10.36)    1998 Stock Option Plan.(1)

(10.37) Memorandum of Understanding Between DBS Industries and Matra Marconi Space.(2)

(10.38)    Letter of Intent with SAIT-Radio Holland SA.(2)

(10.39) Purchase Agreement with Astoria Capital, L.P. and Microcap Partners, L.P.(2)

(10.40) Warrant Agreement with Astoria Capital, L.P. and Microcap Partners, L.P.(2)

(10.41) Employment Agreement between Gregory T. Leger and DBS Industries, Inc. dated March 1, 1998.(3)

(10.42)    Unit Purchase Agreement with Michael Associates.(4)

(10.43) Unit Purchase Agreement with Lodestone Capital Fund LLC, Fourteen Hill Capital, L.P., High Peak Limited and Michael Fitzsimmons.(3)

(10.44) Launch Services Agreement with Eurockot Launch Services GmbH dated March 31, 1999. (Redacted per Confidential Treatment Request.)(4)

(10.45) Satellite Construction Agreement with Surrey Satellite Technology Limited dated March 31, 1999. (Redacted per Confidential Treatment Request.)(4)

(10.46) Amendment to Employment Agreement between Fred W. Thompson and DBS Industries, Inc. dated September 1, 1999.(5)

(10.47) Amendment to Employment Agreement between Gregory T. Leger and DBS Industries, Inc., dated September 1, 1999.(5)

(10.48) Employment Agreement between Frederick R. Skillman, Jr. and DBS Industries, Inc., dated July 28, 1999.(5)

(10.49) Amendment to Employment Agreement between Frederick R. Skillman, Jr., and DBS Industries, Inc., dated September 1, 1999.(5)

(10.50) Employment Agreement between H. Tate Holt and DBS Industries, Inc., dated June 1, 1999.(5)

(10.51) Employment Agreement between Stanton C. Lawson and DBS Industries, Inc., dated October 18, 1999.(5)

(10.52) Employment Agreement between Randy Stratt and DBS Industries, Inc., dated November 8, 1999.(5)

(10.53) Prime Contract for ESAT Communications System between DBS Industries, Inc., and Alcatel Space Industries dated October 8, 1999, and as amended on December 22, 1999. (Redacted per Confidential Treatment Request).(5)

(10.54) Share Purchase Agreement between EchoStar DBS Corporation, and DBS Industries, Inc., dated July 30, 1999. (Redacted per Confidential Treatment Request).(5)

(10.55)    2000 Stock Option Plan.(6)

(10.56) Common Stock Purchase agreement between Torneaux Ltd. and DBS Industries, Inc., dated June 2, 2000.(7)

(21.1)     List of Subsidiaries of DBS Industries, Inc.(2)

(23.1)     Consent of PricewaterhouseCoopers, LLP.

(23.2)     Consent of Bartel Eng Linn & Schroder is contained in Exhibit 5.1.

----------------------

(1) Previously filed in, and incorporated by reference to, Form 10-KSB for Fiscal Years July 31, 1993, July 31, 1994, July 31, 1995, and December 31, 1995, December 31, 1996, December 31, 1997 or Form 8-K where indicated.

(2) Previously filed with Registration Statement on Form SB-2 filed on September 16, 1998.

(3) Previously filed with Registration Statement on Form SB-2 filed on November 30, 1998.

(4) Previously filed with Registration Statement on Form SB-2 filed on May 3, 1999.

(5) Previously filed in the Form 10-KSB for the Fiscal Year ended December 31, 1999.

(6) Previously filed in the Proxy Statement on Schedule 14A filed on April 11, 2000.

(7)  Previously filed in the Form 8-K filed on June 15, 2000.

Item 28.   Undertakings

        The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)Include any additional changed material information on the plan of distribution.


     (2) For purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of DBSI pursuant to the foregoing provisions, or otherwise, DBSI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by DBSI of expenses incurred or paid by a director, officer or controlling person of DBSI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, DBSI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                           SIGNATURE

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mill Valley, State of California, on August 10, 2000.

                                        DBS INDUSTRIES, INC.,
                                        a Delaware Corporation


                                   /s/  FRED W. THOMPSON
                                        -------------------
                                        Fred W. Thompson
                                        President


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures                                                             Date


                                                                 August 10, 2000
/s/FRED W. THOMPSON
--------------------------------------------------
   Fred W. Thompson
President, Chief Executive Officer and Director
(Principal Executive Officer)


                                                                 August 10, 2000
/s/ STANTON C. LAWSON
--------------------------------------------------
    Stanton C. Lawson
Chief Financial Officer, Vice President of
Finance and Director
(Principal Financial and Accounting
 Officer)


                                                                 August 10, 2000
/s/FRED W. THOMPSON*
--------------------------------------------------
    Michael T. Schieber
Director


                                                                 August 10, 2000
/s/FRED W. THOMPSON*
--------------------------------------------------
    H. Tate Holt
Director


                                                                 August 10, 2000
/s/FRED W. THOMPSON*
--------------------------------------------------
    Jerome W. Carlson
Director

                                                                 August 10, 2000
/s/FRED W. THOMPSON*
--------------------------------------------------
   Jessie J. Knight, Jr.
Director


                                                                 August 10, 2000
/s/FRED W. THOMPSON*
--------------------------------------------------
   Roy T. Grant
Director


*    BY POWER OF ATTORNEY DATED JUNE 30, 2000